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EXHIBIT (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares Of Common Stock

of

Arctic Cat Inc.
at
$18.50 Per Share
by
Aces Acquisition Corp.,

Textron Specialized Vehicles Inc.

and

Textron Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 3, 2017 UNLESS THE OFFER IS EXTENDED.

        Aces Acquisition Corp., a Minnesota corporation ("Purchaser") and a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation ("Textron Specialized Vehicles"), which is a direct wholly owned subsidiary of Textron Inc., a Delaware corporation ("Textron"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (each, a "Share" and collectively, the "Shares"), of Arctic Cat Inc., a Minnesota corporation ("Arctic Cat"), at a price of $18.50 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 24, 2017 (as it may be amended, restated or supplemented from time to time, the "Merger Agreement"), among Textron, Purchaser and Arctic Cat. Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or, to the extent permitted by applicable law, waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and Arctic Cat will merge (the "Merger"), with Arctic Cat as the surviving corporation in the Merger continuing as an indirect wholly owned subsidiary of Textron. As a result of the Merger, each outstanding Share (other than Shares owned by (a) Textron or Purchaser or any other subsidiary of Textron or (b) any shareholder of Arctic Cat who is entitled to and properly demands and exercises dissenters' rights with respect to such Shares pursuant to, and complies in all respects with, the applicable provisions of Minnesota law) will at the effective time of the Merger be converted into the right to receive an amount equal to the Offer Price, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law.

ARCTIC CAT'S BOARD OF DIRECTORS RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

        On January 23, 2017, each of the Arctic Cat Board of Directors (the "Arctic Cat Board") and, as required by the Minnesota Business Corporation Act, a committee of disinterested directors of the Arctic Cat Board, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arctic Cat and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt the Merger Agreement and the Merger. Accordingly, and for other reasons described in more detail in Arctic Cat's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the United States Securities and Exchange Commission (the "SEC") and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the shareholders of Arctic Cat in connection with the Offer, the Arctic Cat Board unanimously recommends that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the "Introduction" to the Offer to Purchase) and the other conditions described in Section 15—"Conditions of the Offer" of this Offer to Purchase. A summary of the principal terms of the Offer appears in Section 1—"Terms of the Offer" of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

        Questions and requests for assistance may be directed to Alliance Advisors LLC, the Information Agent, at its address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery (as it may be amended or supplemented, the "Notice of Guaranteed Delivery") and other related materials may be obtained from the Information Agent or at the website maintained by the SEC at www.sec.gov. Shareholders of Arctic Cat also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
 Call Collect: (973) 873-7780
 or
Call Toll-Free: (888) 991-1293
 Email: reorg@allianceadvisorsllc.com

February 2, 2017

2

 IMPORTANT

        Shareholders of Arctic Cat desiring to tender Shares must:

  1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:

  •
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to Purchaser before the expiration of the Offer.

  2.
  For Shares that are registered in the shareholder's name and held in book-entry form:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

  3.
  For Shares that are registered in the shareholder's name and held as physical certificates:

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have the shareholder's signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer.

        The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Depositary, is at the election and risk of the tendering shareholder.

* * * * *

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET		1
INTRODUCTION		12
THE TENDER OFFER		17
1.	Terms of the Offer	17
2.	Acceptance for Payment and Payment for Shares	19
3.	Procedures for Accepting the Offer and Tendering Shares	20
4.	Withdrawal Rights	23
5.	Material United States Federal Income Tax Consequences	24
6.	Price Range of the Shares; Dividends	27
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	28
8.	Certain Information Concerning Arctic Cat	29
9.	Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser	30
10.	Background of the Offer; Past Contacts or Negotiations with Arctic Cat	31
11.	Purpose of the Offer; Plans for Arctic Cat; Other Matters	34
12.	Merger Agreement; Other Agreements	38
13.	Source and Amount of Funds	65
14.	Dividends and Distributions	65
15.	Conditions of the Offer	66
16.	Legal Matters; Required Regulatory Approvals	67
17.	Fees and Expenses	70
18.	Miscellaneous	70
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TEXTRON INC., TEXTRON SPECIALIZED VEHICLES INC. AND ACES ACQUISITION CORP.		72

 SUMMARY TERM SHEET

        Aces Acquisition Corp., a Minnesota corporation ("Purchaser"), is a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation ("Textron Specialized Vehicles"), which is a direct wholly owned subsidiary of Textron Inc. ("Textron"), a Delaware corporation. Purchaser is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Arctic Cat Common Stock" or the "Shares"), of Arctic Cat Inc., a Minnesota corporation ("Arctic Cat"), for $18.50 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 24, 2017 (as it may be amended, restated or supplemented from time to time, the "Merger Agreement"), among Textron, Purchaser and Arctic Cat, which provides, among other things, that following the consummation of the Offer and the satisfaction or, to the extent permitted by applicable law, waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser and Arctic Cat will merge (the "Merger"), with Arctic Cat as the surviving corporation in the Merger continuing as an indirect wholly owned subsidiary of Textron (the "Surviving Company"). The following are answers to some questions that you, as a shareholder of Arctic Cat, may have about the Offer. We urge you to carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. Unless the context indicates otherwise, in this Offer to Purchase we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Textron and Textron Specialized Vehicles. We use the term "Textron" to refer to Textron Inc. alone, the term "Purchaser" to refer to Aces Acquisition Corp. alone, the term "Textron Specialized Vehicles" to refer to Textron Specialized Vehicles Inc. alone, and the term "Arctic Cat" to refer to Arctic Cat Inc.

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share, of Arctic Cat.
Offer Price Per Share:	$18.50 payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law.
Scheduled Expiration of the Offer:

5:00 P.M., New York City time (the "Expiration Time"), on March 3, 2017 (the "Expiration Date," unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended, will expire).

Purchaser:	Aces Acquisition Corp., an indirect wholly owned subsidiary of Textron.

Recommendation of the Arctic Cat Board of Directors:

On January 23, 2017, each of the Arctic Cat Board of Directors (the "Arctic Cat Board") and, as required by the Minnesota Business Corporation Act (the "MBCA"), a committee of disinterested directors of the Arctic Cat Board, among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arctic Cat and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt the Merger Agreement and the Merger. Accordingly, and for other reasons described in more detail in Arctic Cat's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the United States Securities and Exchange Commission (the "SEC") and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the shareholders of Arctic Cat in connection with the Offer, the Arctic Cat Board unanimously recommends that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

Who is offering to buy my securities?

        Our name is Aces Acquisition Corp., a Minnesota corporation, formed for the purpose of making this Offer. We are an indirect wholly owned subsidiary of Textron, a Delaware corporation. Textron is a multi-industry company with 2016 revenues of $13.8 billion that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative products and services around the world. See the "Introduction" and Section 9—"Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser" of this Offer to Purchase.

        The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with Textron, own at least one Share more than 50% of the Fully Diluted Shares (as defined below), upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $18.50 per Share in cash. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" of this Offer to Purchase.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" and Section 1—"Terms of the Offer" of this Offer to Purchase.

How much are you offering to pay? Will I have to pay any fees or commissions?

        We are offering to pay $18.50 per Share, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. If you are a shareholder of Arctic Cat who has Shares registered in your name and you tender directly to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), you will not be charged brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" and Section 1—"Terms of the Offer" of this Offer to Purchase.

Why are you making the Offer?

        We are making the Offer because we want to acquire Arctic Cat. If the Offer is consummated, Textron intends, as soon as practicable after completion of the Offer, to cause us to consummate the Merger. Upon consummation of the Merger, the Surviving Company would be an indirect wholly owned subsidiary of Textron. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" of this Offer to Purchase.

Is there an agreement governing the Offer?

        Yes. Textron, Purchaser and Arctic Cat have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following completion of the Offer, the Merger. See Section 12—"Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer" of this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Textron, our indirect parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. Textron intends to obtain such funds from its cash on hand. The Offer is not conditioned upon Textron or us obtaining financing. See Section 13—"Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  Textron will provide us with sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we will acquire any remaining Shares for the same cash price in the Merger.

        See Section 13—"Source and Amount of Funds" of this Offer to Purchase.

Do I have to vote to approve the Offer or the Merger?

        Your vote is not required to approve the Offer. You simply need to tender your Shares if you choose to do so. However, the Offer can be completed only if, among other things, the Minimum Condition (as defined below) is satisfied.

        The Arctic Cat Board has approved and adopted the Merger Agreement. Arctic Cat shareholders will be required to approve and adopt the Merger Agreement and the Merger only if we and Textron do not acquire, in the aggregate, at least 90% of the outstanding Shares in the Offer, and any subsequent exercise of the Top Up Option (as defined below) or otherwise, in which case we would not be able to consummate the Merger as a "short-form" merger pursuant to Section 302A.621 of the MBCA without the approval of Arctic Cat shareholders. Because satisfaction of the Minimum Condition is required to complete the Offer and approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, upon completion of the Offer, we will own a sufficient number of Shares to ensure that the Merger will be approved by the shareholders of Arctic Cat.

        Any solicitation of proxies or consents from Arctic Cat shareholders to adopt the Merger Agreement, if necessary, will be made pursuant to separate materials complying with the rules and regulations of the SEC.

How long do I have to decide whether to tender my Shares in the Offer?

        You will have at least until the expiration of the Offer to tender your Shares in the Offer. The current expiration of the Offer is 5:00 P.M., New York City time, on March 3, 2017, unless we extend the period of time for which the initial offering period of the Offer is open pursuant to the terms of the Merger Agreement. If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. If you own your Shares through the Arctic Cat Inc. Retirement Savings Plan (the "Arctic Cat 401(k) Plan"), you will have to complete the Tender Offer Instruction Form to instruct the Arctic Cat 401(k) Plan Trustee to tender your Shares at least three (3) business days prior to the Expiration Date. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that:

  •
  Unless the Offer is terminated in accordance with the Merger Agreement, we may, in our sole discretion, extend the Offer for successive periods of up to twenty (20) business days each if, at the then scheduled expiration of the Offer, any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived by us or Textron in order to permit the satisfaction of such conditions.

  •
  Unless the Offer is terminated in accordance with the Merger Agreement, in the event that any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, to the extent permitted by applicable law, waived by us or Textron as of any then scheduled expiration of the Offer and the Arctic Cat Board has not effected an Adverse Recommendation Change (as defined in Section 12(a)—"Merger Agreement" of this Offer to Purchase), Arctic Cat may, in its sole discretion and by written notice at least two (2) business days prior to the then scheduled expiration of the Offer, request that we extend the Offer for one period of ten (10) business days, until all of the conditions to the Offer set forth in the Merger Agreement and described in

    Section 15—"Conditions of the Offer" of this Offer to Purchase are satisfied or, where permitted by applicable law, waived by us or Textron.

  •
  We will also extend the Offer for any period required by applicable law or applicable rule, regulation, interpretation or position of the SEC or its staff or any of the rules and regulations, including listing standards, of NASDAQ or any other United States national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which the Shares are then traded.

        In no event will we be required to extend the Offer for any reason beyond the earlier to occur of (a) the date the Merger Agreement is terminated or (b) May 24, 2017.

        Following our acceptance and payment for Shares tendered in the Offer, we will, if necessary, in order to enable us, together with Textron, to acquire at least 90% of the Shares then outstanding, taking into account the exercise of the Top Up Option, provide for one "subsequent offering period" (as provided in Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days (the "Subsequent Offering Period") as determined in our or Textron's sole discretion. During such Subsequent Offering Period all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by us, and we will immediately pay for such Shares at the Offer Price.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

What is the difference between an extension of the Offer and the Subsequent Offering Period?

        Except as described in the next sentence, if the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

        The Subsequent Offering Period, if it is provided, would occur after the Acceptance Time (as defined below) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during the Subsequent Offering Period will be immediately accepted for payment by us, we will immediately pay for such Shares at the Offer Price and such Shares cannot be withdrawn. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights" of this Offer to Purchase.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of any extension and will issue a press release announcing the extension not later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer" of this Offer to Purchase.

        If the Subsequent Offering Period is necessary, a public announcement of such period will be made not later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Date of the Offer.

What is the "Minimum Condition" to the Offer?

        We are not obligated to accept for payment or pay for any Shares in the Offer unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Textron or us, in the aggregate, or with respect to which Textron or we otherwise have, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares (collectively, the "Minimum

Condition"). Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without treating as validly tendered Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares in settlement or satisfaction of any such guarantee at or prior to the expiration of the Offer.

        "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of Arctic Cat or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which Arctic Cat would be required or permitted to issue assuming the conversion or exchange of any then-outstanding warrants, options, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable.

What are the conditions to the Offer other than the Minimum Condition?

        In addition to the Minimum Condition, we are not obligated to accept for payment or pay for any validly tendered Shares (subject to applicable rules and regulations of the SEC) and may delay the acceptance for payment of or the payment for any validly tendered Shares (subject to applicable rules and regulations of the SEC), unless:

  (i)
  (a) the waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the "HSR Act") has expired or been terminated at or prior to the Expiration Date and (b) any consent, approval, or other authorization applicable to the consummation of the Offer under the antitrust laws of Germany has been received or granted (collectively, the "Regulatory Approval Condition"); and

  (ii)
  at any time on or after the date of the Merger Agreement and prior to the Expiration Date, none of the following has occurred and is continuing at the Expiration Date:

  (a)
  any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement (provided that we and Textron have used our reasonable best efforts to oppose any such action by such governmental authority) (the "Governmental Authority Condition");

  (b)
  the representations and warranties made by Arctic Cat in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, including certain of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase, are inaccurate (the "Representations Condition");

  (c)
  Arctic Cat has breached or failed to perform or comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger Agreement and any such breach or failure shall not have been cured prior to the Expiration Date (the "Covenants Condition");

  (d)
  since the date of the Merger Agreement, there has occurred a Company Material Adverse Effect (as defined in Section 12(a)—"Merger Agreement" of this Offer to Purchase) (the "Material Adverse Effect Condition");

  (e)
  Arctic Cat shall not have furnished Textron and us with a certificate, dated as of the Expiration Date, executed by the Chief Executive Officer or President of Arctic Cat, to

      the effect that the Representations Condition, the Covenants Condition and the Material Adverse Effect Condition have been satisfied; and

    (f)
    the Merger Agreement has been terminated in accordance with its terms.

        See Section 15—"Conditions of the Offer" of this Offer to Purchase for a complete description of the conditions to the Offer.

How do I tender my Shares?

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender your Shares to us on your behalf before the Expiration Date.

        If your Shares are registered in your name and held in book-entry form (i.e., no stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal or prepare an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase);

  •
  if using the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

  •
  deliver an Agent's Message or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, and any other required documents to the Depositary, at its address on the back of this Offer to Purchase before the expiration of the Offer; and

  •
  transfer the Shares through book-entry transfer into the account of the Depositary before the expiration of the Offer.

        If your Shares are registered in your name and held as physical certificates (i.e., stock certificates have been issued to you):

  •
  complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal;

  •
  have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

  •
  deliver the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase, before the expiration of the Offer.

        If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as it may be amended or supplemented, the "Notice of Guaranteed Delivery"). Please call the Information Agent, Alliance Advisors LLC, at (973) 873-7780 (Call Collect) or (888) 991-1293 (Call Toll-Free).

        If you hold your Shares through the Arctic Cat 401(k) Plan, you must complete and sign the enclosed Tender Offer Instruction Form. The Tender Offer Instruction Form instructs the Arctic Cat 401(k) Plan Trustee to tender your Shares in the Offer. The Tender Offer Instruction Form must be delivered to Wells Fargo Bank, N.A. sufficiently in advance of the Expiration Date (and in any event not later than three (3) business days prior to the Expiration Date) to enable Wells Fargo Bank, N.A. and the Arctic Cat 401(k) Plan Trustee to comply with the instructions contained therein. Detailed instructions are contained in the Tender Offer Instruction Form and in Section 3—"Procedure for

Accepting the Offer and Tendering Shares" of this Offer to Purchase. Purchaser assumes no responsibility for the actions of the Arctic Cat 401(k) Plan Trustee.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase for more details.

Until what time may I withdraw previously tendered Shares?

        You may withdraw Shares that you have previously tendered in the Offer at any time until the Offer has expired. In addition, unless we accepted your Shares for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after April 27, 2017. If you tendered Shares under the Arctic Cat 401(k) Plan, to make an effective withdrawal, you must provide sufficient notice in advance of the Expiration Date (and in any event not later than three (3) business days prior to the Expiration Date) to enable Wells Fargo Bank, N.A. and the Arctic Cat 401(k) Plan Trustee to comply with the instructions contained in your Tender Offer Instruction Form. No withdrawal rights apply to Shares tendered in the Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

How do I withdraw previously tendered Shares?

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by delivering a written notice of withdrawal with the required information to the Depositary before the Expiration Date. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. If you tendered Shares under the Arctic Cat 401(k) Plan, to make an effective withdrawal, you must deliver updated instructions to Wells Fargo Bank, N.A., as explained in the Tender Offer Instruction Form. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

Have any shareholders previously agreed to tender their Shares?

        No. We have not previously entered into any agreements with any shareholders of Arctic Cat with respect to the tender of Shares into the Offer.

How long will it take to complete the proposed transaction?

        The timing of completing the Offer and the Merger will depend on a variety of factors. We announced the Offer to facilitate the acquisition of Arctic Cat as promptly as practicable. If the conditions to the Offer are satisfied, we expect that the Offer will be consummated promptly following the Expiration Date. In accordance with the Merger Agreement, the Merger is expected to take place on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of certain conditions to the Merger set forth in the Merger Agreement (including the consummation of the Offer), as described in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase. If we receive tenders in the Offer of at least 90% of the outstanding Shares, or sufficient tenders to enable us to exercise the Top Up Option, we anticipate that the Merger would be completed shortly following completion of the Offer.

Will the Offer be followed by a merger?

        Yes, unless the conditions to the Merger are not satisfied or, to the extent permitted by applicable law, waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or, to the extent permitted by applicable law, waived, we will merge with and into Arctic Cat. If the Merger takes place, Textron or its subsidiaries will own all of the Shares, and all of the remaining shareholders of Arctic Cat, other than any dissenting shareholders of Arctic Cat that properly exercise dissenters' rights, will have the right to receive $18.50 per share of Arctic Cat common stock (the "Merger Consideration"), without interest, subject to any withholding of taxes required by applicable law. See "Introduction" to this Offer to Purchase. See also Section 12—"Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer" of this Offer to Purchase for a description of the conditions to the Merger and the Offer.

If the Merger occurs, will Arctic Cat continue as a public company?

        No. Following the completion of the Offer, we, Textron and Arctic Cat expect to consummate the Merger as promptly as practicable thereafter. If the Merger takes place, no Shares will remain publicly owned, and Arctic Cat will be an indirect wholly owned subsidiary of Textron.

If I decide not to tender, how will the Merger affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, you will subsequently receive the Merger Consideration, without interest, subject to any withholding of taxes required by applicable law, which is the same amount of cash per Share that you would have received had you tendered your Shares in the Offer. Therefore, if the Merger takes place, and you do not validly exercise your dissenters' rights under Section 302A.471(c) of the MBCA, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you do validly exercise your dissenters' rights, then you may receive the judicially determined fair value of your Shares in cash. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters—Dissenters' Rights" of this Offer to Purchase. If you decide not to tender your Shares in the Offer and we purchase the tendered Shares, but the Merger does not occur, you will remain an Arctic Cat shareholder. However, there may be so few remaining shareholders and publicly traded Shares that there may not be an active public trading market for the Arctic Cat Common Stock. Also, Arctic Cat may cease to be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See "Introduction" and Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations" of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

        The closing price for the Shares reported on the NASDAQ was $13.09 per Share on January 24, 2017, the last full day of trading prior to the announcement of the execution of the Merger Agreement, and $18.80 per share on January 31, 2017, the latest practicable full trading day prior to the commencement of the Offer. Before deciding whether to tender, you should obtain a current market quotation for the Shares.

If I accept the Offer, when and how will I get paid?

        If the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are satisfied or, to the extent permitted by applicable law, waived and we consummate the Offer and accept your Shares for payment, we will pay you, promptly following the Expiration Date, an amount equal to the number of Shares you tendered multiplied by $18.50, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase.

What is the Top Up Option and when could it be exercised?

        If we, together with Textron, in the aggregate, acquire less than 90% of the outstanding Shares in the Offer, we have the option in specified circumstances to purchase from Arctic Cat additional Shares sufficient to cause us to own, in the aggregate, one Share more than 90% of the Fully Diluted Shares (the "Top Up Option"). The purpose of the Top Up Option is to permit us to consummate the Merger as a "short-form" merger pursuant to Section 302A.621 of the MBCA and without convening a meeting of the shareholders of Arctic Cat. We expect to exercise the Top Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire more than approximately 66.5% but less than 90% of the outstanding Shares in the Offer. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" and Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

How will my outstanding options, stock appreciation rights and RSUs be treated in the Offer and the Merger?

        This Offer is being made for all outstanding Shares, but not for any outstanding, unexercised option to purchase Shares ("Arctic Cat Option"), any outstanding stock appreciation right representing the right to receive a payment in cash ("Arctic Cat Stock Appreciation Right") or any outstanding restricted stock unit with respect to Shares ("Arctic Cat RSU") (collectively, "Arctic Cat Equity Awards"). No Arctic Cat Options, Arctic Cat Stock Appreciation Rights or Arctic Cat RSUs may be tendered in the Offer. If you wish to tender Shares subject to Arctic Cat Options, Arctic Cat Stock Appreciation Rights or Arctic Cat RSUs, you must first exercise them (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received in the Offer.

        Pursuant to the terms of the Merger Agreement and subject to the conditions therein:

  •
  each Arctic Cat Equity Award that is outstanding and unvested as of the effective time of the Merger, which is the date and time of the filing of the articles of merger with the Secretary of State of Minnesota, or such later time as is specified in the articles of merger and is agreed to by Textron and Arctic Cat in writing (the "Effective Time"), will become fully vested and exercisable immediately prior to the Effective Time;

  •
  each Arctic Cat Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration, will be canceled effective as of the Effective Time and converted into the right to receive an amount, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Arctic Cat Option, and (ii) the aggregate number of Shares issuable upon exercise of such Arctic Cat Option;

  •
  each Arctic Cat Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration will be canceled effective as of the Effective Time and converted into the right to receive an amount, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Arctic Cat Stock Appreciation Right, and (ii) the aggregate number of Shares subject to such Arctic Cat Stock Appreciation Right; and

  •
  each Arctic Cat RSU that is outstanding as of the Effective Time will be canceled effective as of the Effective Time and converted into the right to receive an amount, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Arctic Cat RSU award.

        Each Arctic Cat Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration will be canceled effective as of the Effective Time without the payment of any consideration. Each Arctic Cat Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration will be canceled effective as of the Effective Time without the payment of consideration.

        See Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

What are the material United States federal income tax consequences of tendering my Shares?

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder (as defined in Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase) that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder's tax basis in the Shares sold or exchanged. In general, a non-U.S. holder (as defined in Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase) that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will not be subject to United States federal income tax in respect of such sale of Shares or receipt of cash, unless such holder has certain connections to the United States. A summary of the material United States federal income tax consequences of the Offer and the Merger is included in Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase.

        You should consult your tax advisor about the tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of participating in the Offer and the Merger in light of your particular circumstances. See Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase.

Will I have the right to have my Shares appraised?

        Dissenters' rights are not available in connection with the Offer, and shareholders of Arctic Cat who tender Shares in the Offer will not have dissenters' rights in connection with the Merger. If the Merger is consummated, dissenters' rights will be available to holders of Shares at the time of the Merger who have not tendered their Shares in the Offer, demand dissenters' rights for their Shares and otherwise comply with the applicable legal requirements under the MBCA.

        The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders of Arctic Cat desiring to exercise any available dissenters' rights under the MBCA and is qualified in its entirety by reference to the MBCA. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" of this Offer to Purchase.

Who should I call if I have questions about the Offer? Where do I get additional copies of the Offer documents?

        You may call Alliance Advisors LLC at (973) 873-7780 (call collect) or toll-free at (888) 991-1293. Alliance Advisors LLC is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

To All Holders of Shares of Common Stock of Arctic Cat Inc.:

INTRODUCTION

        Aces Acquisition Corp., a Minnesota corporation ("Purchaser"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Arctic Cat Common Stock" or the "Shares") of Arctic Cat Inc., a Minnesota corporation ("Arctic Cat"), at a price of $18.50 per Share (the "Offer Price"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase"), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with this Offer to Purchase, the "Offer"). Purchaser is a direct wholly owned subsidiary of Textron Specialized Vehicles Inc., a Delaware corporation, ("Textron Specialized Vehicles"), which is a direct wholly owned subsidiary of Textron Inc., a Delaware corporation ("Textron"). Textron is a multi-industry company with 2016 revenues of $13.8 billion that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative products and services around the world.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 24, 2017 (as it may be amended, restated or supplemented from time to time, the "Merger Agreement"), among Textron, Purchaser and Arctic Cat. Under the Merger Agreement, following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Minnesota Business Corporation Act (the "MBCA"), Purchaser will merge with and into Arctic Cat (the "Merger"), with Arctic Cat continuing as the surviving corporation and an indirect wholly owned subsidiary of Textron (the "Surviving Company"). When the Merger is completed, each Share then outstanding (other than Shares owned by (a) Textron or Purchaser or any other subsidiary of Textron or (b) any shareholder of Arctic Cat who is entitled to and properly demands and exercises dissenters' rights with respect to such Shares pursuant to, and complies in all respects with, the applicable provisions of Minnesota law) will be converted into the right to receive $18.50, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. The Merger Agreement is described in detail in Section 12(a)—"Merger Agreement" of this Offer to Purchase.

        On January 23, 2017, each of the Arctic Cat Board of Directors (the "Arctic Cat Board") and, as required by the MBCA, a committee of disinterested directors of the Arctic Cat Board (the "Arctic Cat Committee of Disinterested Directors"), among other things, (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arctic Cat and its shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt the Merger Agreement and the Merger. Accordingly, and for other reasons described in more detail in Arctic Cat's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the United States Securities and Exchange Commission (the "SEC") and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the shareholders of Arctic Cat in connection with the Offer, the Arctic Cat Board unanimously recommends that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        A more complete description of the Arctic Cat Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the shareholders of Arctic

Cat in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

        Tendering shareholders of Arctic Cat who have Shares registered in their names and who tender directly to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. However, if a registered shareholder of Arctic Cat does not complete and sign the Form W-9 that is included in the Letter of Transmittal or otherwise establishes an exemption, he or she may be subject to a required backup United States federal income tax withholding (currently at a rate of 28%) of the gross proceeds payable to such shareholder. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Textron will pay all charges and expenses of the Depositary and Alliance Advisors LLC, the Information Agent, incurred in connection with the Offer. See Section 17—"Fees and Expenses" of this Offer to Purchase.

        There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Approval Condition, (iii) the Governmental Authority Condition, (iv) the Representations Condition, (v) the Covenants Condition and (vi) the Material Adverse Effect Condition, each as defined below. The "Minimum Condition" requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by Textron or Purchaser, in the aggregate, or with respect to which Textron or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least one Share more than 50% of the Fully Diluted Shares. Pursuant to the Merger Agreement, the satisfaction of the Minimum Condition will be determined without treating as validly tendered Shares tendered via guaranteed delivery procedures unless the Depositary has received all required items on account of such Shares in settlement or satisfaction of any such guarantee at or prior to the expiration of the Offer.

        "Fully Diluted Shares" means all outstanding securities entitled to vote in the election of directors of Arctic Cat or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which Arctic Cat would be required or permitted to issue assuming the conversion or exchange of any then-outstanding warrants, options, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable.

        The "Regulatory Approval Condition" requires that (a) the waiting period applicable to the consummation of the Offer under the HSR Act has expired or been terminated at or prior to the Expiration Date (as defined below) and (b) any consent, approval, or other authorization applicable to the consummation of the Offer under the antitrust laws of Germany has been received or granted. The "Governmental Authority Condition" requires that no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement. The "Representations Condition" requires the representations and warranties made by Arctic Cat in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, to be accurate. The "Covenants Condition" requires that Arctic Cat has not breached or failed to perform or comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger Agreement and any such breach or failure shall not have been cured prior to the Expiration Date. The "Material Adverse Effect Condition" requires that, since the date of the Merger Agreement, there has not occurred a Company Material Adverse Effect (as defined in Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase). The Offer also is subject to certain other terms and conditions. See Section 1—"Terms of the Offer," Section 15—"Conditions of the Offer" and Section 16—"Legal Matters; Required Regulatory Approvals" of this Offer to Purchase.

        Arctic Cat has informed Purchaser that, as of January 31, 2017, there were (i) 13,061,142 Shares issued and outstanding (including all outstanding restricted stock granted under Arctic Cat's stock plans), all of which are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights, (ii) no Shares held by subsidiaries of Arctic Cat, (iii) no shares of preferred stock issued and outstanding and (iv) 1,095,296 Shares reserved for future issuance in connection with awards granted under Arctic Cat's stock plans (including 915,540 Shares subject to outstanding options awarded under Arctic Cat's stock plans (of which 480,518 have exercise prices below the Offer Price) and 179,756 Shares subject to outstanding restricted stock units granted under Arctic Cat's stock plans). None of Textron, Purchaser or any of their respective affiliates (except for one director of Textron who owns 315 Shares as described in Section 9—"Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser" of this Offer to Purchase) beneficially owns any Shares. As a result, assuming that no Shares, options to acquire Shares or any other rights to acquire Shares are issued after January 31, 2017, the Minimum Condition will be satisfied if at least 7,078,220 Shares, which represent one more Share than 50% of the Fully Diluted Shares, are validly tendered and not properly withdrawn prior to the expiration of the Offer. The actual number of Shares required to be validly tendered and not properly withdrawn to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares of Arctic Cat on the date and time that Purchaser accepts for payment and pays for any Shares tendered and not withdrawn pursuant to the Offer (the "Acceptance Time").

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase on or prior to the expiration of the Offer. The Offer will expire at 5:00 P.M., New York City time, on March 3, 2017, unless Purchaser, under applicable law or the Merger Agreement, is required to, or elects to in its or Textron's sole discretion, extend the period of time for which the initial offering period of the Offer is open. See Section 1—"Terms of the Offer" of this Offer to Purchase for a description of Purchaser's rights and obligations with respect to extensions of the Offer.

        Following Purchaser's acceptance and payment for Shares tendered in the Offer, Purchaser will, if required, in order to enable Textron and Purchaser to acquire, in the aggregate, at least 90% of the Shares then outstanding, provide for one "subsequent offering period" (as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of not less than three (3) nor more than twenty (20) business days (the "Subsequent Offering Period") as determined in the sole discretion of Textron and Purchaser. During the Subsequent Offering Period, all Shares that are validly tendered pursuant to the Offer will be immediately accepted for payment by Purchaser, and Purchaser will immediately pay for such Shares at the Offer Price. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

        Pursuant to the Merger Agreement, Arctic Cat granted to Purchaser an irrevocable option (the "Top Up Option") exercisable only after the acceptance for payment of Shares in the Offer, to purchase, at a price per share equal to the Offer Price, additional Shares (the "Top Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Textron and Purchaser, will constitute one Share more than 90% of the Fully Diluted Shares (after giving effect to the issuance of the Top Up Option Shares). The Top Up Option is not exercisable unless immediately after such exercise and the issuance of the Top Up Option Shares, Textron and Purchaser would, directly or indirectly, hold, in the aggregate, at least 90% of the outstanding Shares.

The Top Up Option is not exercisable for a number of Shares in excess of Arctic Cat's total authorized and unissued Shares. The Top Up Option will be exercisable once, to the full number of the Top Up Option Shares then purchasable under the Top Up Option to reach one Share more than 90% of the Fully Diluted Shares. Purchaser is required to pay the aggregate amount payable to Arctic Cat for the Top Up Option Shares purchased upon exercise of the Top Up Option that will be equal to the product of the number of Top Up Option Shares being so purchased upon such exercise and the Offer Price (the "Top Up Consideration"). The Top Up Consideration will consist of (i) an amount equal to the par value of the Shares issued pursuant to the Top Up Option payable in cash and (ii) an amount equal to the balance of the Top Up Consideration payable by cash or issuance of a promissory note of Purchaser or, at Purchaser's election, any combination of cash and a promissory note. Any such promissory note issued by Purchaser (i) will bear interest at the rate per annum equal to the short-term applicable federal rate on the date of execution and delivery of such promissory note, payable in arrears at maturity, (ii) will mature on the first anniversary of the date of execution and delivery of such promissory note, (iii) may be prepaid without premium or penalty and (iv) will have no other material terms. Purchaser may exercise the Top Up Option only after the Acceptance Time. The purpose of the Top Up Option is to permit Purchaser to consummate the Merger as a "short-form" merger pursuant to Section 302A.621 of the MBCA and without convening a meeting of the shareholders of Arctic Cat. Following the Offer, if Textron and Purchaser would not own at least 90% of the outstanding Shares, a vote of the shareholders of Arctic Cat will be required to consummate the Merger. In such case, the approval of the Merger at a meeting of the shareholders of Arctic Cat would be assured because of Purchaser's ownership of at least one Share more than 50% of the Fully Diluted Shares following completion of the Offer. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" and Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

        Following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the MBCA, Purchaser will merge with and into Arctic Cat, with Arctic Cat continuing as the Surviving Company. Pursuant to the Merger Agreement, at the effective time of the Merger, which is the date and time of the filing of the articles of merger with the Secretary of State of Minnesota, or such later time as is specified in the articles of merger and is agreed to by Textron and Arctic Cat in writing (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by (a) Textron or Purchaser or any other subsidiary of Textron or (b) any shareholder of Arctic Cat who is entitled to and properly demands and exercises dissenters' rights with respect to such Shares pursuant to, and complies in all respects with, the applicable provisions of Minnesota law) will be converted into the right to receive $18.50 per share of Arctic Cat common stock (the "Merger Consideration"), payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase contains a more detailed description of the Merger Agreement. Section 5—"Material United States Federal Income Tax Consequences" of this Offer to Purchase describes the material United States federal income tax consequences of the sale of Shares in the Offer (including the Subsequent Offering Period) and the Merger.

        Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares, unless the Merger is consummated as a "short-form" merger in accordance with Section 302A.621 of the MBCA as described below. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or, to the extent permitted by applicable law, waived by Purchaser and the Offer is completed, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved by the shareholders of Arctic Cat. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" of this Offer to Purchase.

        Section 302A.621 of the MBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation. Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then-outstanding Shares pursuant to the Offer and any subsequent exercise of the Top Up Option, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the shareholders of Arctic Cat in accordance with Section 302A.621 of the MBCA. See Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

        This Offer to Purchase and the related Letter of Transmittal contain important information that shareholders of Arctic Cat should read carefully before making any decision with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, on or prior to the Expiration Date. The "Expiration Date" is 5:00 P.M., New York City time, on March 3, 2017, unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event "Expiration Date" will mean the latest time and date at which the Offer, as so extended, will expire.

        The Merger Agreement provides that, unless the Merger Agreement is terminated, Purchaser may, in its sole discretion, extend the Offer for one or more periods of up to twenty (20) business days each if, at the then scheduled Expiration Date, any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase have not been satisfied or, to the extent permitted by applicable law, waived by Textron or Purchaser. The Merger Agreement provides that Purchaser will also extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any of the rules and regulations, including listing standards, of NASDAQ or any other United States national securities exchange on which the Shares are then traded. Unless the Offer is terminated in accordance with the Merger Agreement, in the event that any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, to the extent permitted by applicable law, waived by Textron or Purchaser as of any then scheduled expiration of the Offer and the Arctic Cat Board has not effected an Adverse Recommendation Change (as defined in Section 12(a)—"Merger Agreement" of this Offer to Purchase), Arctic Cat may, in its sole discretion and by written notice at least two (2) business days prior to the then scheduled expiration of the Offer, request that Purchaser extend the Offer for one period of ten (10) business days, until all of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are satisfied or, where permitted by applicable law, waived by Textron or Purchaser. See Section 1—"Terms of the Offer" of this Offer to Purchase for additional information about Purchaser's obligations to extend the Offer. In no event will Purchaser be required to extend the Offer for any reason beyond the earlier to occur of (a) the date the Merger Agreement is terminated or (b) May 24, 2017.

        Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the Regulatory Approval Condition, the Governmental Authority Condition, the Representations Condition, the Covenants Condition and the Material Adverse Effect Condition. Consummation of the Offer is also conditioned upon the satisfaction or, to the extent permitted by applicable law, waiver of other conditions set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase.

        In the event that Purchaser waives any condition set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to shareholders of Arctic Cat, require that the Offer remain open for an additional period of time and that Textron and Purchaser disseminate information concerning such waiver. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

        If, at the Expiration Date, all of the conditions of the Offer have been satisfied or, to the extent permitted by applicable law, waived, Purchaser will accept for payment and promptly pay for Shares tendered to Purchaser and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if Textron and Purchaser do not hold, in the aggregate and, if applicable, after giving effect to the "top up option," at least 90% of the outstanding Shares to permit Purchaser to consummate the Merger as a "short-form" merger pursuant to Section 302A.621 of the MBCA, then Purchaser will provide, in accordance with Rule 14d-11 under the Exchange Act, the Subsequent Offering Period of not less than three (3) nor more than twenty (20) business days as determined in the sole discretion of Textron and Purchaser. The Subsequent Offering Period, if it is provided, will allow shareholders of Arctic Cat to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. In the Subsequent Offering Period, Shares may be tendered in the Offer (but Shares tendered may not be withdrawn) and Purchaser will immediately accept and promptly pay for Shares as they are tendered. In the event that it is necessary for Purchaser to provide the Subsequent Offering Period, Purchaser will provide an announcement to that effect along with the results of the Offer to a national news service no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for 5:00 P.M., New York City time, on March 3, 2017.

        Textron and Purchaser reserve the right to increase the Offer Price, waive (to the extent permitted by applicable law), in its sole discretion, in whole or in part, any condition to the Offer or make any other changes in the terms and conditions of the Offer, except, unless otherwise contemplated by the Merger Agreement or as previously approved by Arctic Cat in writing, Purchaser is not permitted to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the maximum number of Shares sought to be purchased in the Offer;

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  amend or waive the Minimum Condition;

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  amend any of the other conditions and requirements to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase in a manner materially adverse to the holders of Shares; or

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  extend the Expiration Date in a manner other than in accordance with the Merger Agreement.

        If, prior to the Expiration Date, Purchaser increases the Offer Price offered to shareholders of Arctic Cat in the Offer, Purchaser will pay the increased price to all shareholders of Arctic Cat from whom Purchaser purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, Purchaser has no intention to increase the Offer Price.

        The rights Purchaser reserves in the preceding paragraph are in addition to its rights pursuant to Section 15—"Conditions of the Offer" of this Offer to Purchase. Any extension, waiver or amendment of the Offer, delay in acceptance for payment or payment for the Shares tendered in the Offer, or termination of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares.

        If Purchaser makes a material change in the terms of the Offer, or if Purchaser waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, a tender offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten (10) business day period from the date of the change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of the increase or decrease is first published, sent or given to shareholders of Arctic Cat, Purchaser will extend the Offer at least until the expiration of that ten (10) business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

        Arctic Cat has provided Textron and Purchaser with its shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders of Arctic Cat. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if Purchaser extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable rules and regulations of the SEC, promptly after the Expiration Date, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 4—"Withdrawal Rights" of this Offer to Purchase) prior to the Expiration Date. If Purchaser includes the Subsequent Offering Period, Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. For information with respect to approvals that Textron and Purchaser are or may be required to obtain prior to the completion of the Offer, see Section 16—"Legal Matters; Required Regulatory Approvals" of this Offer to Purchase.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering shareholders of Arctic Cat for the purpose of receiving payments from Purchaser and transmitting such payments, less any applicable withholding tax, to shareholders of Arctic Cat whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described under Section 4—"Withdrawal Rights" of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return Shares deposited by or on behalf of tendering shareholders promptly after the completion of the Offer.

        Under no circumstances will Purchaser pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, Purchaser will pay for Shares purchased pursuant to the Offer only after timely receipt by the Depositary of: (a) certificates representing tendered Shares ("Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase; (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

        If Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, or if Certificates representing more Shares than are tendered are submitted, Purchaser will return Certificates representing unpurchased or untendered Shares (or, in the case of Shares delivered by Book-Entry Confirmation of a transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, the Shares will be credited to an account maintained within DTC), without expense, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) Certificates representing tendered Shares must be delivered to the Depositary or Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of the Letter of Transmittal, Certificates and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the Depositary actually receives the Certificates, the Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary's account at DTC in accordance with DTC's procedures (a "Book-Entry Transfer"). Although Shares may be delivered through Book-Entry Confirmation of a transfer into the Depositary's account at DTC, the Depositary must receive the Letter of Transmittal (or a facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase at or before the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        For Shares to be validly tendered during the Subsequent Offering Period, if any, the foregoing procedures must be complied with, except that required documents and Certificates must be received during the Subsequent Offering Period.

        The tender of Shares pursuant to any one of the procedures described above will constitute acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Purchaser and the tendering shareholder upon the terms and subject to the conditions of the Offer.

        Signature Guarantees.    A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution" and collectively, "Eligible Institutions") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

        If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on such Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) must accompany each delivery of Certificates.

        Guaranteed Delivery.    A shareholder who desires to tender Shares in the Offer and whose Certificates are not immediately available or time will not permit all required documents to reach the Depositary at or before the Expiration Date or the procedures for book-entry transfer cannot be completed at or before the Expiration Date, may tender Shares by complying with all of the following guaranteed delivery procedures:

  •
  such tender is made by or through an Eligible Institution;

  •
  the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery at or before the Expiration Date, substantially in the form made available by Purchaser; and

  •
  the Depositary receives Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three (3) trading days on the NASDAQ after the date of execution of the Notice of Guaranteed Delivery.

        Delivery of the Notice of Guaranteed Delivery may be made by mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision of the Offer, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (a) Certificates representing such Shares, or Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, (b) a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders of Arctic Cat at the same time, and will depend upon when the Depositary receives Certificates or Book-Entry Confirmation that Shares have been transferred into the Depositary's account at DTC.

        Backup United States Federal Income Tax Withholding.    To avoid backup withholding, each tendering shareholder that is a United States person for United States federal income tax purposes is required to provide the Depositary with the shareholder's correct Taxpayer Identification Number ("TIN"), generally the shareholder's social security or federal employer identification number, on the Form W-9, which is provided under "Important Tax Information" below, or, alternatively, to establish to the satisfaction of the Depositary an adequate basis for exemption from backup withholding. A tendering shareholder must cross out item (2) in Part II of the Form W-9 if the shareholder has been notified by the Internal Revenue Service (the "IRS") that such shareholder is subject to backup withholding. In addition to potential penalties, failure to provide the correct information on the Form W-9 may subject the tendering shareholder to backup United States federal income tax withholding at a current rate of 28% on the payment of the purchase price made to such shareholder. If the tendering shareholder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such shareholder should write "Applied For" in the space provided for the TIN in Part I of the Form W-9, and sign and date the Form W-9. If "Applied For" is written in Part I, the Depositary will withhold 28% from any payments of the purchase price to such shareholder until a TIN is provided to the Depositary. A tendering shareholder that is not a United States person may qualify as an exempt recipient by submitting to the Depositary a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY, as applicable (which the Depositary will provide upon request) signed under penalties of perjury, attesting to that shareholder's exempt status. Such shareholder should consult a tax advisor to determine which form is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a shareholder of Arctic Cat may be refunded or credited against such shareholder's United States federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

        Appointment as Proxy.    By executing the Letter of Transmittal, the tendering shareholder irrevocably appoints Purchaser's designees, and each of them, as such shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of

Transmittal, to the full extent of such shareholder's rights with respect to tendered Shares that Purchaser accepts for payment and with respect to any and all other Shares or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Purchaser accepts the Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by the tendering shareholder with respect to such shareholder's Shares or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual or special meeting of shareholders of Arctic Cat, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of shareholders of Arctic Cat or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to Shares, including voting at any meeting of shareholders of Arctic Cat.

        Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Purchaser not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase, except the Minimum Condition (which waiver requires Arctic Cat's prior written consent) or any defect or irregularity in any tender of Shares of any particular shareholder of Arctic Cat, whether or not similar defects or irregularities are waived in the case of other shareholders of Arctic Cat. All questions as to the interpretation of the terms and conditions of the Offer will be determined by Purchaser, in its sole discretion. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Purchaser. None of Textron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Shares held through the Arctic Cat 401(k) Plan.    If a shareholder beneficially holds Shares through the Arctic Cat 401(k) Plan, the enclosed Tender Offer Instruction Form must be completed and signed. The Tender Offer Instruction Form instructs the Arctic Cat 401(k) Plan Trustee to tender Shares in the Offer. The Tender Offer Instruction Form must be delivered to Wells Fargo Bank, N.A. sufficiently in advance of the Expiration Date (and in any event not later than three (3) business days prior to the Expiration Date) to enable Wells Fargo Bank, N.A. and the Arctic Cat 401(k) Plan Trustee to comply with the instructions contained therein. Detailed instructions are contained in the Tender Offer Instruction Form. Purchaser assumes no responsibility for the actions of the Arctic Cat 401(k) Plan Trustee.

4.     Withdrawal Rights

        A shareholder may withdraw Shares previously tendered in the Offer at any time prior to the Expiration Date (including any extension of such time). Thereafter, tenders of Shares are irrevocable. If not accepted for payment as provided in this Offer to Purchase prior to April 27, 2017, such Shares may also be withdrawn at any time after April 27, 2017. In the event Purchaser provides the Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment prior to the commencement of such Subsequent Offering Period.

        If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Purchaser's rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that such shareholder is entitled to and properly exercises withdrawal rights as described in this Section 4—"Withdrawal Rights" of this Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by applicable law and the rules and regulations of the SEC.

        In order for a shareholder's withdrawal of Shares to be effective, such shareholder must timely deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify such shareholder's name, the number of Shares that such shareholder wants to withdraw, and, if Certificates have been tendered, the name of the registered holder of Shares as shown on the Certificate, if different from such shareholder's name. If Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Certificates, the serial numbers shown on the particular Certificates evidencing Shares to be withdrawn must be submitted to the Depositary and an Eligible Institution must guarantee the signatures on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        If a shareholder who tendered Shares through the Arctic Cat 401(k) Plan by giving instructions to Wells Fargo Bank, N.A. wishes to withdraw Shares from the tender, an updated Tender Offer Instruction Form must be delivered to Wells Fargo Bank, N.A. Such instructions must provide sufficient notice in advance of the Expiration Date (and in any event not later than three (3) business days prior to the Expiration Date) to enable Wells Fargo Bank, N.A. and the Arctic Cat 401(k) Plan Trustee to comply with the instructions contained therein.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion. None of Textron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        A withdrawal of Shares may not be rescinded. Any Shares that are properly withdrawn will be considered not to have been validly tendered for purposes of the Offer, but such Shares may be tendered again at any time before the Expiration Date by following any of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

5.     Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to "U.S. holders" and "non-U.S. holders" (each as defined below) of Arctic Cat Common Stock whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of Arctic Cat. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder and administrative and judicial rulings, all of which are subject to change or varying interpretation, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the Shares that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If a shareholder is a partner of a partnership holding Shares, such shareholder should consult their tax advisor.

        A "non-U.S. holder" is a beneficial owner of shares that is not a U.S. holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

        This discussion assumes that a holder holds the Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the tax consequences of the Offer and the Merger. The following does not address all aspects of United States federal income tax that might be relevant to holders in light of their particular circumstances or holders that may be subject to special rules (including, without limitation, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, United States expatriates, U.S. holders whose functional currency is not the United States dollar, holders who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, holders who actually or constructively own more than 5% of Arctic Cat Common Stock, or holders who exercise dissenters' rights). In addition, this discussion does not address any aspect of foreign, state, local, alternative minimum estate, gift or other tax law that may be applicable to a holder.

        Tax matters are complicated, and the tax consequences of the Offer and the Merger depend on the shareholder's particular tax situation. Holders are strongly urged to consult their tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger, including the application and effect of any state, local and foreign tax laws and of changes to such laws.

U.S. Holders

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received for the Shares and the U.S. holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price per share in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder's holding period for such Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gains recognized by a non-corporate U.S. holder generally will be eligible for preferential United States federal income tax rates. Certain limitations apply to the deductibility of a U.S. holder's capital losses. In addition, certain non-corporate U.S. holders may be subject to an additional 3.8% Medicare surtax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger.

        Information reporting will apply to payments made to a U.S. holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger and the payments may be subject to backup United States federal income tax withholding (currently at a rate of 28%), unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder's United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

        Any gain or loss recognized by a non-U.S. holder upon the exchange of Shares for cash pursuant to the Offer or the Merger generally will not be subject to United States federal income tax unless:

  •
  the gain is "effectively connected" with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of that disposition and certain other conditions are met; or

  •
  Arctic Cat is or has been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the non-U.S. holder's holding period in the Shares, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Arctic Cat Common Stock at any time during the applicable period. Although there can be no assurances in this regard, Arctic Cat does not believe that it is, was, or will become a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the five-year period preceding the Offer or the Merger, as applicable.

        A non-U.S. holder described in the first bullet point above will be subject to United States federal income tax on such gain in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax on such effectively connected gain. A non-U.S. holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gain recognized upon the exchange of Shares) exceed capital losses allocable to United States sources.

        Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Offer or the Merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's United States federal income tax liability, if any, provided that the required information is timely provided to the IRS.

        Shareholders of Arctic Cat are urged to consult their tax advisor with respect to the specific tax consequences to them for participating in the Offer, the Subsequent Offering Period (if one is provided) and the Merger, including United States federal, state, local and foreign tax consequences.

6.     Price Range of the Shares; Dividends

        The Shares are traded on the NASDAQ under the symbol "ACAT." The following table sets forth, for the periods indicated, the high and low trading prices per Share on the NASDAQ as reported by published financial sources:

	High	Low
Fiscal 2015
Fourth Quarter	$39.72	$26.00

Fiscal 2016
First Quarter	$39.00	$30.75
Second Quarter	34.44	22.15
Third Quarter	25.60	15.44
Fourth Quarter	19.82	8.90
Fiscal 2017
First Quarter	$18.39	$12.91
Second Quarter	18.97	13.54
Third Quarter	17.89	12.13
Fourth Quarter (through January 31, 2017)	19.60	12.78

        According to its Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (the "Arctic Cat 2016 10-K") filed with the SEC, the Arctic Cat Board considers Arctic Cat's cash position and projected cash needs in regards to Arctic Cat's dividend policy. The Arctic Cat 2016 10-K stated that, in January 2016, the Arctic Cat Board voted to suspend Arctic Cat's quarterly cash dividend in order to preserve cash for continued investment in Arctic Cat's growth initiatives. Furthermore, the Arctic Cat 2016 10-K stated that while the Arctic Cat Board has discretion to resume payment of cash dividends at any time, it does not anticipate declaring or paying cash dividends on Arctic Cat's common stock in the foreseeable future.

        Arctic Cat declared and paid aggregate cash dividends of $4.9 million and $6.5 million in fiscal 2016 and 2015 respectively. In 2016, Arctic Cat paid dividends of $1,635,000 in the first quarter, $1,640,000 in the second quarter and $1,642,000 in the third quarter. In 2015, Arctic Cat paid dividends of $1,617,000 in the first quarter, $1,624,000 in the second quarter, $1,624,000 in the third quarter and $1,635,000 in the fourth quarter.

        Under the terms of the Merger Agreement, Arctic Cat is not permitted to declare, set aside, make or pay dividends with respect to the Shares without the consent of Textron except for certain exceptions permitted under the Merger Agreement. In addition, under the Second Amended and Restated Loan and Security Agreement, dated as of November 29, 2016, among Arctic Cat, certain subsidiaries of Arctic Cat, Bank of America, N.A., as Agent, and certain lenders party thereto, (the "Existing Credit Agreement"), Arctic Cat is restricted from declaring or paying dividends if its borrowing under the Existing Credit Agreement exceeds certain thresholds.

        On January 24, 2017, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NASDAQ for the Shares was $13.09 per Share. On January 31, 2017, the latest practicable full day of trading prior to the commencement of the Offer, the reported closing price on the NASDAQ for the Shares was $18.80 per Share. Shareholders of Arctic Cat are urged to obtain current market quotations for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will adversely affect the liquidity of and could adversely affect the market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Textron and Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending on the number of Shares purchased pursuant to the Offer, the Shares may cease to meet the requirements for continued listing on the NASDAQ. According to the published guidelines of the NASDAQ Stock Market LLC, a security must have a minimum bid price of $1.00, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on the NASDAQ. The first maintenance standard requires that there be at least $10 million in shareholders' equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer's total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered to be publicly held for the purpose of the maintenance standards.

        If, as a result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Arctic Cat to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information that Arctic Cat is required to furnish to the shareholders of Arctic Cat and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to Arctic Cat. If the Shares cease to be registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Arctic Cat. In addition, the ability of "affiliates" of Arctic Cat and persons holding "restricted securities" of Arctic Cat to dispose of the securities pursuant to Rule 144 promulgated under the

Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would cease to be "margin securities" and, as indicated above, may no longer be available for quotation on the NASDAQ. Textron and Purchaser believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it is Purchaser's intention to cause Arctic Cat to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination. If registration of the Shares is not terminated prior to the Merger, then Textron and Purchaser intend to terminate the registration of the Shares under the Exchange Act promptly following the consummation of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, as indicated above, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.     Certain Information Concerning Arctic Cat

        Except as otherwise set forth herein, the information concerning Arctic Cat contained in this Offer to Purchase has been furnished by Arctic Cat or its representatives or taken from or based upon publicly available documents and records on file with the SEC and other public sources. None of Textron, Purchaser or any of their respective affiliates, the Information Agent or the Depositary assumes any responsibility for the accuracy of the information concerning Arctic Cat contained in such documents and records or for any failure by Arctic Cat to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Textron, Purchaser or any of their respective affiliates, the Information Agent or the Depositary.

        General.    Arctic Cat is a Minnesota corporation with its principal executive offices located at 500 North 3rd Street, Minneapolis, Minnesota 55401, and its telephone number is (612) 350-1800. The following description of Arctic Cat and its business has been taken from the Arctic Cat 2016 10-K, and is qualified in its entirety by reference thereto. Arctic Cat designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles and recreational off-highway vehicles, as well as related parts, garments and accessories under the Arctic Cat and MotorFist brand names. Arctic Cat markets its products through a network of independent dealers located throughout the United States, Canada, and Europe and through distributors representing dealers in Europe, Russia, South America, the Middle East, China, Asia and other international markets. The Arctic Cat brand name has existed for more than 50 years and is among the most widely recognized and respected names in the snowmobile, all-terrain vehicles and recreational off-highway vehicles industry.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Arctic Cat is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements or other information may be read or copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Arctic Cat, that file electronically with the SEC.

        Shareholders are encouraged to review Arctic Cat's Schedule 14D-9 carefully and in its entirety before deciding whether to tender Shares.

9.     Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser

        Textron is a Delaware corporation with its principal executive offices located at 40 Westminster Street, Providence, Rhode Island 02903 and its telephone number is (401) 421-2800. Textron is a multi-industry company with 2016 revenues of $13.8 billion that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative products and services around the world. Textron conducts its business through five operating segments: Textron Aviation, Bell, Textron Systems, Industrial and Finance. Textron's shares are listed on the New York Stock Exchange.

        Textron Specialized Vehicles is a Delaware corporation with its principal executive offices located at 1451 Marvin Griffin Road, Augusta, Georgia 30906, and its telephone number is (706) 798-4311. Textron Specialized Vehicles is a direct wholly owned subsidiary of Textron which operates within Textron's Industrial segment. Textron Specialized Vehicles—which includes the E-Z-GO, Textron Off Road, Jacobsen, Cushman, Dixie Chopper, Ransomes, TUG Technologies, Douglas Equipment, Premier and Safeaero businesses and brands—designs, manufactures and sells golf cars, off-road utility vehicles, light transportation vehicles, aviation ground support equipment and professional turf-maintenance equipment, as well as specialized turf-care vehicles.

        Purchaser's principal executive offices are located at 1451 Marvin Griffin Road, Augusta, Georgia 30906, and its telephone number is (706) 798-4311. Purchaser is a newly formed Minnesota corporation and a direct wholly owned subsidiary of Textron Specialized Vehicles. Purchaser was formed for the purpose of making the Offer and has not conducted, and does not expect to conduct, any business other than in connection with its organization, the Offer and the Merger.

        The name, business address and business telephone number, citizenship, present principal occupation or employment and material occupations, positions, offices or employment held during the past five (5) years of each director and executive officer of Textron, Textron Specialized Vehicles and Purchaser are set forth in Schedule I to this Offer to Purchase.

        None of Textron, Textron Specialized Vehicles, Purchaser or any majority-owned subsidiary of Textron, Textron Specialized Vehicles or Purchaser, or, to the knowledge of Textron, Textron Specialized Vehicles and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Arctic Cat, other than 315 Shares, or less than 1% of the total Shares outstanding as of January 17, 2017, beneficially owned by James Ziemer, a member of the Textron board of directors. None of Textron, Textron Specialized Vehicles, Purchaser or any majority-owned subsidiary of Textron, Textron Specialized Vehicles or Purchaser, or, to the knowledge of Textron, Textron Specialized Vehicles and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate of any of the persons so listed, has effected any transaction in the Shares or any other equity securities of Arctic Cat during the past sixty (60) days. None of Textron, Textron Specialized Vehicles or Purchaser or, to the knowledge of Textron, Textron Specialized Vehicles and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Arctic Cat (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since February 2,

2015, there have been no transactions that would require reporting under the rules and regulations of the SEC among Textron, Textron Specialized Vehicles, Purchaser or any of their respective subsidiaries or, to the knowledge of Textron, Textron Specialized Vehicles and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Arctic Cat or any of its executive officers, directors or affiliates, on the other hand. Except as described in this Offer to Purchase, since February 2, 2015, there have been no contacts, negotiations or transactions among Textron, Textron Specialized Vehicles, Purchaser or any of their respective subsidiaries or, to the knowledge of Textron, Textron Specialized Vehicles and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Arctic Cat or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of Textron, Textron Specialized Vehicles, Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Textron, Textron Specialized Vehicles or Purchaser, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Textron, Textron Specialized Vehicles, Purchaser or any of the persons listed in Schedule I to this Offer to Purchase has, to the knowledge of Textron, Textron Specialized Vehicles or Purchaser, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws, or a finding of any violation of United States federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Textron, Textron Specialized Vehicles and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), which this Offer to Purchase forms a part thereof, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC's website at www.sec.gov. The Schedule TO and the exhibits thereto, and such reports or other information, also may be read or copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

10.   Background of the Offer; Past Contacts or Negotiations with Arctic Cat

        The following is a description of the material contacts between representatives of Textron, Textron Specialized Vehicles or Purchaser with representatives of Arctic Cat that resulted in the execution of the Merger Agreement and the Offer. For a review of Arctic Cat's activities relating to these contacts, please refer to Arctic Cat's Solicitation/Recommendation Statement on Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.

        Textron's management team, under the direction of its board of directors, regularly evaluates a variety of strategic objectives for Textron, including product development and potential acquisitions and commercial transactions. In recent years, Textron has increased its focus on the powersports industry through acquisitions and investment in its new Textron Off Road product line. In furtherance of this objective, during a meeting of the Textron board of directors on February 24, 2016, Scott C. Donnelly, Chairman, President and Chief Executive Officer of Textron, presented information concerning a potential acquisition of Arctic Cat in order to expand Textron's presence in the powersports industry. Following such discussion, the Textron board of directors authorized Textron's management to continue to monitor Arctic Cat as a potential target for an acquisition and determine whether, how and when to approach Arctic Cat.

        In late May 2016, Mr. Donnelly contacted Christopher T. Metz, President and Chief Executive Officer of Arctic Cat, to inform Mr. Metz that Textron was increasing its investment in the powersports market and was interested in acquiring Arctic Cat. Mr. Donnelly and Mr. Metz did not discuss price or valuation in connection with a potential acquisition.

        In early June 2016, Mr. Donnelly and Mr. Metz had a telephonic conversation during which Mr. Metz stated that he had discussed Textron's interest in acquiring Arctic Cat with the Arctic Cat Board and advised Mr. Donnelly that the Arctic Cat Board did not believe that it was the appropriate time for it to engage in discussions with Textron with regard to such a transaction. In response, Mr. Donnelly confirmed Textron's continuing interest in acquiring Arctic Cat, but Mr. Donnelly did not indicate a specific price or valuation in connection with a potential acquisition.

        On July 26, 2016, during a meeting of the Textron board of directors, Mr. Donnelly provided an update to the other members of the Textron board of directors regarding his discussions with Mr. Metz that had occurred since the February 24, 2016 Textron board meeting. At this meeting, Mr. Donnelly informed the other members of the Textron board of directors that, with the board's concurrence, he intended to submit to Mr. Metz a written non-binding indication of interest proposing an acquisition of Arctic Cat by Textron, including a preliminary valuation, subject to, among other things, due diligence and the negotiation of a definitive acquisition agreement. The Textron board of directors concurred with Mr. Donnelly's intention to submit a non-binding indication of interest to acquire Arctic Cat.

        On August 16, 2016, Mr. Donnelly and Mr. Metz had a telephonic conversation during which Mr. Donnelly reiterated Textron's interest in acquiring Arctic Cat and informed Mr. Metz that Textron would be submitting a written non-binding indication of interest, based on Arctic Cat's publicly available information, proposing an acquisition of Arctic Cat by Textron at a purchase price of $20.00 per Share in cash, reflecting a 27% premium over the closing price of Arctic Cat common stock on August 15, 2016. On the same day, Mr. Donnelly sent Textron's written non-binding indication of interest to Mr. Metz.

        On August 30, 2016, Mr. Donnelly and Mr. Metz met in Minneapolis, Minnesota to discuss Textron's strategic interest in a potential acquisition of Arctic Cat.

        Following a meeting of Arctic Cat's board of directors on September 19, 2016, Mr. Metz called Mr. Donnelly to let him know that Arctic Cat has agreed to engage in exploratory due diligence based on Textron's non-binding indication of interest.

        On October 6, 2016, Textron and Arctic Cat entered into a confidentiality agreement pursuant to which Arctic Cat would furnish non-public information to Textron solely for the purpose of evaluating and negotiating a potential transaction between Textron and Arctic Cat. The confidentiality agreement contained a "standstill" in favor of Arctic Cat, which generally prohibited Textron from making public proposals to acquire Arctic Cat, acquiring Arctic Cat securities or taking similar actions.

        On October 11, 2016, members of the senior management of Textron attended an in-person management presentation by Arctic Cat in Minneapolis, Minnesota, which presentation included a discussion of certain financial forecasts of Arctic Cat.

        Following this management presentation, between October 2016 and January 2017, Textron performed due diligence on Arctic Cat, including submitting an initial due diligence request list to Arctic Cat on October 13, 2016, and holding telephonic discussions with representatives of Arctic Cat. During this time period, representatives of Textron, Christopher J. Eperjesy, Chief Financial Officer of Arctic Cat, and representatives of Robert W. Baird & Co. Incorporated ("Baird") held telephonic meetings to discuss the financial forecasts of Arctic Cat in more detail.

        On December 6, 2016, the Textron board of directors received an update from Mr. Donnelly regarding progress to-date on the potential acquisition of Arctic Cat by Textron. Following such discussion, the Textron board of directors authorized Mr. Donnelly to continue discussions with Arctic Cat regarding a potential acquisition.

        On December 7, 2016, Mr. Donnelly spoke by telephone with Mr. Metz to confirm Textron's continued interest in acquiring Arctic Cat at a purchase price of $20.00 per Share in cash.

        On December 16, 2016, at the direction of Arctic Cat, a representative of Baird held a telephonic discussion with Mr. Donnelly during which the representative of Baird informed Mr. Donnelly that Arctic Cat believed that Textron needed to submit an improved non-binding indication of interest, with a higher offer price.

        On December 22, 2016, Arctic Cat disclosed to Textron Arctic Cat's preliminary view of its financial results for the third quarter of the 2017 fiscal year.

        On December 23, 2016, Textron delivered a revised written non-binding indication of interest to acquire Arctic Cat for a purchase price of $21.00 per Share in cash, subject to due diligence. This letter also proposed certain key terms and conditions of the proposed transaction, including a termination fee equal to 4% of the equity value of the transaction, customary non-solicitation provisions with a customary fiduciary out and customary closing conditions. The non-binding indication of interest also noted that the proposed transaction would not be subject to any financing contingency.

        During the last week of December 2016, Textron and, at the direction of the Arctic Cat Board, Baird negotiated certain of the key terms and conditions in Textron's December 23, 2016 written non-binding indication of interest, in particular the non-solicitation and fiduciary out provisions, and agreed to lower the termination fee to 3% of the equity value of the transaction. On January 1, 2017, Textron provided Arctic Cat with a draft term sheet regarding non-solicitation provisions to be included in the Merger Agreement.

        On December 29, 2016, Textron delivered to Arctic Cat a proposed agenda for a more detailed management presentation and a detailed due diligence request list.

        On January 9, 2017, members of the senior management of Textron and its Specialized Vehicles business attended an in-person management presentation by Arctic Cat in Minneapolis, Minnesota, with representatives of Baird present, during which the representatives of Arctic Cat provided Textron's representatives with a detailed overview of Arctic Cat and an update on recent business activities. In addition, on the afternoon of January 9 and morning of January 10, there were separate breakout sessions on certain financial and legal due diligence topics, including a detailed discussion of Arctic Cat's financial statements and forecasts as well as ongoing litigation and regulatory matters. On January 10, representatives of Textron and representatives of Arctic Cat visited Arctic Cat's operating facilities in Thief River Falls and St. Cloud.

        From January 10 to January 16, 2017, representatives of Textron, representatives of Arctic Cat, and representatives of Baird continued to conduct due diligence through follow up telephonic meetings and information exchanges on various financial and operational matters. On January 17, 2017, representatives of Arctic Cat provided representatives of Textron with an update on Arctic Cat's fiscal third quarter 2017 preliminary results, describing revenue and earnings below Arctic Cat's forecast provided to Textron on December 22, 2016.

        On January 13, 2017, Shearman & Sterling LLP ("Shearman & Sterling"), legal counsel to Textron, delivered a draft of the Merger Agreement to Fredrikson & Byron, P.A. ("Fredrikson & Byron"), legal counsel to Arctic Cat, and Baird. Fredrikson & Byron sent revised drafts of the Merger Agreement to Shearman & Sterling on January 15 and 17, 2017, reflecting Arctic Cat's comments. Discussions and negotiations among representatives of Textron and Shearman & Sterling and representatives of Arctic Cat and Fredrikson & Byron continued until the signing of the Merger Agreement in the late afternoon on January 24, 2016, and representatives of Shearman & Sterling and representatives of

Fredrikson & Byron exchanged numerous revised drafts of the Merger Agreement and Arctic Cat's disclosure schedules during this time.

        On January 19, 2017, Mr. Donnelly contacted a representative of Baird to reiterate Textron's interest in acquiring Arctic Cat but communicating that in light of Arctic Cat's fiscal third quarter 2017 preliminary results, Textron was reducing its offer from $21.00 per Share in cash to $18.00 per Share in cash, with no other changes to material transaction terms. Discussions and negotiations between representatives of Textron and, at the direction of the Arctic Cat Board, representatives of Baird continued on January 19 and 20, 2017, resulting in an agreed offer price of $18.50 per Share in cash.

        On January 20, 2017, the Textron board of directors met via teleconference with certain members of Textron's management. At this meeting, Textron's management provided the Textron board of directors with an update on the proposed transaction. Textron's management reviewed the potential benefits of the proposed transaction and reported on the status of negotiations with Arctic Cat and the proposed final terms of the Merger Agreement. At this meeting, the Textron board of directors unanimously (i) approved the proposed acquisition of Arctic Cat on substantially the terms, and subject to the conditions, presented to the Textron board of directors, (ii) approved the Merger Agreement, on substantially the terms described to the Textron board of directors, (iii) approved the consummation of the transactions contemplated by the Merger Agreement, and (iv) authorized the officers of Textron to execute the Merger Agreement with such changes, additions, modifications and amendments thereto, as the officer of Textron executing and delivering the Merger Agreement shall approve.

        During the late afternoon on January 23, 2017, Arctic Cat communicated to Baird, who at the direction of Arctic Cat notified Textron, that the Arctic Cat Board had unanimously approved the transaction subject to finalizing the Merger Agreement.

        During the late afternoon on January 24, 2017, representatives of Textron and Shearman & Sterling and Fredrikson & Byron finalized the negotiation of the Merger Agreement, and Textron and Arctic Cat entered into the Merger Agreement.

        Textron included the announcement of the execution of the Merger Agreement in its fourth quarter earnings release on January 25, 2017, and Arctic Cat issued a press release announcing the execution of the Merger Agreement on January 25, 2017.

  Contacts and Transactions with Arctic Cat

        As of the date of this Offer to Purchase, Textron and Purchaser have not entered into any agreement, arrangement or understanding with any members of Arctic Cat management regarding employment or consultancy with the Surviving Company. Textron and Purchaser may seek to retain certain members of the Arctic Cat management team following consummation of the Offer and the Merger. As part of these retention efforts, Textron and Purchaser may enter into employment or consultancy, compensation, retention, severance or other employee or consultant benefit arrangements with Arctic Cat executive officers and other key Arctic Cat employees; however, there can be no assurance that any parties will reach an agreement. Any such arrangements would be subject to negotiation and discussion, and no terms or conditions have been discussed, agreed upon or finalized. Any such new arrangements would not become effective until the consummation of the Merger. See Section 11—"Purpose of the Offer; Plans for Arctic Cat; Other Matters" of this Offer to Purchase.

11.   Purpose of the Offer; Plans for Arctic Cat; Other Matters

        (a)   Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Arctic Cat. The Offer, as the first step in the acquisition of Arctic Cat, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Arctic Cat not purchased pursuant to the Offer or otherwise.

        If Purchaser purchases Shares pursuant to the Offer, Textron is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Arctic Cat Board. See Section 12—"Merger Agreement; Other Agreements—Arctic Cat Board of Directors."

        (b)   Plans for Arctic Cat.    Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Arctic Cat will be continued substantially as they are currently being conducted. Following the Merger, Arctic Cat will be a wholly owned subsidiary of Textron Specialized Vehicles and an indirect wholly owned subsidiary of Textron. Textron will continue to evaluate the business and operations of Arctic Cat during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Textron intends to review such information as part of a comprehensive review of Arctic Cat's business, operations, capitalization and management with a view to optimizing development of Arctic Cat's potential in conjunction with the existing businesses of Textron. At the Acceptance Time, Textron intends to pay off any outstanding indebtedness under the Existing Credit Agreement.

        The Restated Articles of Incorporation of Arctic Cat as in effect as of the date of the Merger Agreement will be amended in their entirety to read the same as the articles of incorporation of Purchaser immediately prior to the Effective Time, except that the name of the Surviving Company will be "Arctic Cat Inc." and as so amended will be the articles of incorporation of the Surviving Company. The Amended and Restated Bylaws of Arctic Cat as in effect as of the date of the Merger Agreement will be amended in their entirety to read the same as the bylaws of Purchaser immediately prior to the Effective Time, and as so amended will be the bylaws of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Company. The officers of Arctic Cat immediately prior to the Effective Time, from and after the Effective Time, will be the initial officers of the Surviving Company.

        (c)   Shareholder Approval.    Under the MBCA and Arctic Cat's organizational documents, the approval of the Arctic Cat Board (which has been obtained) is required for the adoption of the Merger Agreement and the consummation of the Merger, and the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class, is required to adopt and approve the Merger Agreement and the Merger, unless the "short-form" merger is available. Arctic Cat has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Arctic Cat and the consummation by Arctic Cat of the transactions contemplated by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of Arctic Cat, subject to the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required in accordance with the MBCA and Arctic Cat's organizational documents. Arctic Cat has further represented that the approval described in the preceding sentence is the only shareholder vote required to adopt the Merger Agreement and consummate the Merger. After Purchaser accepts for payment Shares validly tendered in the Offer and after the expiration of the Subsequent Offering Period, if Purchaser owns less than 90% of the outstanding Shares entitled to vote on the adoption of the Merger Agreement and the Top Up Option is not available to be exercised, Textron, Purchaser and Arctic Cat have agreed to seek to complete the Merger using a "long-form" merger structure and Arctic Cat has agreed, if necessary, to set a record date for, call and give notice of a special meeting of its shareholders to consider and take action upon the Merger Agreement and to convene and hold such meeting. The special meeting would be held as promptly as practicable thereafter.

        (d)   Dissenters' Rights.    Dissenters' rights are not available in connection with the Offer, and shareholders of Arctic Cat who tender Shares in the Offer will not have dissenters' rights in connection with the Merger. If the Merger is consummated, a shareholder of Arctic Cat who has not tendered his, her or its Shares in the Offer will have certain rights under Sections 302A.471 and 302A.473 of the

MBCA to dissent from the Merger and obtain payment in cash for the "fair value" of that shareholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash, plus interest, less any required withholding taxes, to dissenting shareholders of Arctic Cat for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than or in addition to the consideration per Share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. Moreover, Arctic Cat may argue in such a judicial proceeding that, for purposes of that proceeding, the fair value of the Shares is less than the price per Share paid pursuant to the Offer or the consideration per Share payable in the Merger, and the judicially determined value could be more or less than the price per Share paid pursuant to the Offer or the consideration per Share payable in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the transactions contemplated by the Offer and the Merger, are not opinions as to, and do not in any manner address, fair value under the MBCA. Under Subdivision 4 of Section 302A.471 of the MBCA, a company shareholder's rights with respect to the Merger are limited to the dissenters' rights provided under Sections 302A.471 and 302A.473 of the MBCA. A company shareholder has no right, at law or in equity, to set aside the approval of the Merger or the consummation of the Merger, unless the adoption or consummation was fraudulent with respect to that shareholder or Arctic Cat. If any demand for fair value is made of Dissenting Shares (as defined below) and the Top Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by Arctic Cat in payment of the exercise price of the Top Up Option will be treated as if it had not been paid to or received by Arctic Cat and the Shares issued upon exercise of the Top Up Option will be treated as if they were not issued or outstanding.

        Any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted these Shares in favor of the Merger and who has properly exercised dissenters' rights with respect to these Shares in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and, as of the Effective Time, has neither effectively withdrawn nor otherwise lost for any reason the right to exercise these dissenters' rights, will not be converted into or represent a right to receive the consideration payable in the Merger. The holders of Dissenting Shares will be entitled to only those rights granted by Sections 302A.471 and 302A.473 of the MBCA. If any shareholder of Arctic Cat who asserts dissenters' rights with respect to that shareholder's Shares under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) these dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, the holder's Shares will automatically be canceled and converted into and represent only the right to receive the consideration payable in the Merger, without interest and less any required withholding taxes, upon surrender of the share certificate or share certificates formerly representing the Dissenting Shares.

        The preservation and exercise of dissenters' rights requires strict adherence to the applicable provisions of the MBCA. Failure to fully and precisely follow the steps required by Sections 302A.471 and 302A.473 of the MBCA for the perfection of dissenters' rights will result in the loss of those rights. The foregoing summary of the rights of dissenting shareholders under the MBCA is not a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters' rights available under the MBCA and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which will be set forth in their entirety in the proxy statement to be filed by Arctic Cat related to the adoption of the Merger Agreement by the shareholders of Arctic Cat, unless the Merger is consummated as a "short-form" merger pursuant to Section 302A.621 of the MBCA, in which case they will be set forth in the notice of merger.

        Dissenters' rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is consummated. Shareholders who will be entitled to dissenters' rights in connection with the Merger will receive additional information concerning dissenters' rights and the procedures to be followed before these shareholders have to take any action relating to dissenters' rights.

        Each Share outstanding immediately prior to the Effective Time and held of record or beneficially by a person who has not voted in favor of approval and adoption of the Merger Agreement and who is entitled to demand and properly exercises dissenters' rights with respect to such Shares ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Sections 302A.471 and 302A.473.

        If a dissenting shareholder fails to perfect or otherwise waives, withdraws or loses its right to a determination of "fair value" of its Shares under Sections 302A.471 and 302A.473 or other applicable law, then the right of that dissenting shareholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest, upon surrender of such shareholder's Certificates or Book-Entry Shares (as defined below) in the manner provided in the Merger Agreement.

        With respect to any demand for dissenters' rights of Shares under Sections 302A.471 and 302A.473:

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  Arctic Cat will give prompt notice to Purchaser of any demands for dissenters' rights of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the MBCA received by Arctic Cat relating to rights to be paid for the fair value of Dissenting Shares;

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  Arctic Cat has agreed to give Purchaser the right to participate in all negotiations and proceedings with respect to such demands for dissenters' rights; and

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  prior to the Effective Time, Arctic Cat will not, except with Purchaser's prior written consent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of such demands, or agree to do any of the foregoing.

        (e)   "Going Private" Transactions.    The SEC has adopted Rule 13e-3 promulgated under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one (1) year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Textron and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, the shareholders of Arctic Cat will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

12.   Merger Agreement; Other Agreements

(a)
Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which Purchaser has filed as an exhibit to this Schedule TO. Copies of the Merger Agreement and this Schedule TO, and any other filings that Textron or Purchaser makes with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 9—"Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser" of this Offer to Purchase. Shareholders of Arctic Cat and other interested parties should read the Merger Agreement in its entirety for a more complete description of the provisions summarized below.

        The Merger Agreement has been provided solely to inform investors of its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Offer and the Merger, Textron and Arctic Cat do not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and are qualified in several important respects, which should be considered by shareholders as they read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information filed by Arctic Cat with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that Arctic Cat delivered to Textron and Purchaser in connection with the execution of the Merger Agreement, and are qualified by contractual standards of materiality that may differ from what shareholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. For the foregoing reasons, shareholders and other investors should not rely on the representations and warranties contained in the Merger Agreement as accurate statements as of the date of the Merger Agreement or any other date.

        Capitalized terms used in this Section 12(a)—"Merger Agreement" of this Offer to Purchase and not otherwise defined have the respective meanings assigned thereto in the Merger Agreement.

The Offer

        The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable (and in any event on or prior to February 7, 2017) after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 15—"Conditions of the Offer" of this Offer to Purchase, Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer promptly after Purchaser is legally permitted to do so under applicable law in accordance with the Exchange Act. Textron and Purchaser expressly reserve the right to waive (where permitted by applicable law), in their sole discretion, in whole or in part, any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that, unless otherwise contemplated by the Merger Agreement or as previously approved by Arctic Cat in writing, Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the other conditions and requirements to the Offer set forth in Section 15—"Conditions of the Offer" in a manner materially adverse to the holders of Shares or (vi) extend the Expiration Date in a manner other than in accordance with the Merger Agreement.

        The Merger Agreement provides that Purchaser:

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  will extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff, as well as any of the rules and regulations, including listing standards, of NASDAQ or any other United States national securities exchange registered under the Exchange Act on which the applicable common stock is then traded; and

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  unless the Offer is terminated in accordance with the Merger Agreement, in the event that any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived as of any then scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for successive extension periods of not more than twenty (20) business days each in order to permit the satisfaction of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase.

        The Merger Agreement further provides that, unless the Offer is terminated in accordance with the Merger Agreement, in the event that any of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are not satisfied or, where permitted by applicable law, waived by Purchaser or Textron as of any then scheduled Expiration Date, and the Arctic Cat Board has not effected an Adverse Recommendation Change (as defined below), Arctic Cat may, in its sole discretion and by written notice at least two (2) business days prior to the then scheduled Expiration Date, request that Purchaser extend the Offer for one period of ten (10) business days until all of the conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase are satisfied or, where permitted by applicable law, validly waived by Purchaser or Textron.

        In no event will Purchaser be required to extend the Offer beyond the earlier to occur of (a) the date the Merger Agreement is terminated in accordance with its terms or (b) May 24, 2017. The foregoing paragraphs will not be deemed to impair, limit or otherwise restrict in any manner Textron's rights to terminate the Merger Agreement in accordance with its terms.

        After acceptance for payment of Shares in the Offer, if Textron and Purchaser, directly or indirectly, do not hold, in the aggregate, at least 90% of the outstanding Shares so as to permit Purchaser to consummate the Merger as a "short-form" merger pursuant to Section 302A.621 of the MBCA, then Purchaser will provide the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) business days as determined in the sole discretion of Textron or Purchaser. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser will immediately accept for payment and pay for all Shares validly tendered in the Offer during any such Subsequent Offering Period and such Shares cannot be withdrawn. Textron will provide or cause to be provided to Purchaser the funds necessary to pay for any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. If Purchaser exercises the Top Up Option (as described below), it will not be required to provide for the Subsequent Offering Period.

        Purchaser will not terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of Arctic Cat, except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to promptly (and in any event within forty-eight (48) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated pursuant to its terms prior to the purchase of Shares in the Offer, Purchaser will promptly return and will cause any depositary acting on behalf of Purchaser to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

        Textron and Purchaser will timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the transactions contemplated by the Merger Agreement required to be filed pursuant to Chapter 80B of the Minnesota Statutes and will disseminate to the holders of Shares via this Offer to Purchase and the other documents related thereto the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes.

Arctic Cat Board of Directors

        Pursuant to the Merger Agreement, effective immediately after the Acceptance Time, and at all times thereafter, subject to compliance with the provisions of the Restated Articles of Incorporation of Arctic Cat, the Amended and Restated Bylaws of Arctic Cat, applicable law and the Listing Rules of the NASDAQ, Textron will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Arctic Cat Board as is equal to the product of the total number of directors on the Arctic Cat Board (giving effect to the directors elected or designated by Textron pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Textron, Purchaser or any of their respective affiliates bears to the total number of Shares then outstanding. Textron will be entitled to designate at least a majority of the directors on the Arctic Cat Board as long as Textron, Purchaser and their affiliates beneficially own a majority of the outstanding Shares. Arctic Cat has agreed to take all actions as are necessary to enable Textron's designees to be elected or designated to the Arctic Cat Board, including increasing the size of the Arctic Cat Board and seeking and accepting the resignations of its incumbent directors. Prior to the Effective Time, notwithstanding the above obligations with respect to Textron's designees, the Arctic Cat Board will always have at least two (2) members who are not officers, directors, employees or designees of Textron or Purchaser or any of their affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two (2) prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not a Purchaser Insider and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement, and Arctic Cat will cause such designee to be appointed to the Arctic Cat Board. If the number of directors who are not Purchaser Insiders is reduced to zero, then the other directors on the Arctic Cat Board will designate and appoint to the Arctic Cat Board two (2) directors who are not officers, directors, employees or otherwise affiliated with Textron or Purchaser (other than as a result of such designation). Arctic Cat will also use its reasonable best efforts to cause individuals designated by Textron to constitute the same percentage as persons designated by Textron on the Arctic Cat Board of (i) each committee of the Arctic Cat Board, (ii) each board of directors (or other similar body) of each subsidiary of Arctic Cat and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

        After Textron's designees are elected or appointed to the Arctic Cat Board and prior to the Effective Time, the approval of a majority of the directors of Arctic Cat then in office who are not Purchaser Insiders (or the approval or direction of the sole director if there will only be one (1) director then in office who is not a Purchaser Insider) is required, and such approval will constitute the authorization of the Arctic Cat Board and no other action on the part of Arctic Cat, including any action by any other director of Arctic Cat, will be required to authorize any such action, for Arctic Cat to:

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  amend or terminate the Merger Agreement;

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  extend the time for performance of any obligation or action by Textron or Purchaser under the Merger Agreement; or

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  waive or enforce any of Arctic Cat's rights or any of the obligations of Textron or Purchaser under the Merger Agreement.

Top Up Option

        Arctic Cat granted to Purchaser the Top Up Option, exercisable only after the Acceptance Time, to purchase, at a price per share equal to the Offer Price, an aggregate number of Shares (the "Top Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by Purchaser and Textron, in the aggregate, at the time of such exercise, will constitute one Share more than 90% of the Fully Diluted Shares (after giving effect to the issuance of the Top Up Option Shares). The Top Up Option is not exercisable unless, immediately after such exercise and the issuance of the Top Up Option Shares, Textron and Purchaser would then, directly or indirectly, hold, in the aggregate, at least 90% of the outstanding Shares. The Top Up Option is also not exercisable for a number of Shares in excess of Arctic Cat's total authorized and unissued Shares. The Top Up Option will be exercisable once, to the full number of the Top Up Option Shares then purchasable under the Top Up Option to reach one Share more than 90% of the Fully Diluted Shares.

        Purchaser is required to pay the Top Up Consideration. The Top Up Consideration will consist of (i) an amount equal to the par value of the Shares issued pursuant to the Top Up Option payable in cash and (ii) an amount equal to the balance of the Top Up Consideration payable by cash or issuance of a promissory note of Purchaser or, at Purchaser's election, any combination of cash and a promissory note. Any such promissory note issued by Purchaser (i) will bear interest at the rate per annum equal to the short-term applicable federal rate on the date of execution and delivery of such promissory note, payable in arrears at maturity, (ii) will mature on the first anniversary of the date of execution and delivery of such promissory note, (iii) may be prepaid without premium or penalty and (iv) will have no other material terms. The Arctic Cat Board has determined that the Top Up Consideration for the Top Up Option Shares is adequate in accordance with the MBCA and has otherwise taken all steps necessary such that, upon issuance and delivery, the Top Up Option Shares will be validly issued, fully paid and non-assessable.

        If any demand for fair value is made of Dissenting Shares and the Top Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by Arctic Cat in payment of the exercise price of the Top Up Option will be treated as if it had not been paid to or received by Arctic Cat, and the Shares issued upon exercise of the Top Up Option will be treated as if they were not issued or outstanding.

Closing of the Merger

        Unless the Merger Agreement is terminated prior to such time in accordance with its terms, the closing of the Merger (the "Merger Closing") will occur on the third business day following the day on which the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions) occurs or such other date as the parties may mutually agree.

        Concurrently with the Merger Closing, Textron and Arctic Cat will cause the articles of merger to be filed with the Secretary of State of the State of Minnesota. The Merger will become effective at the time the articles of merger has been so filed or at another time as is agreed by the parties and specified in the articles of merger in accordance with the relevant provisions of the MBCA. On the terms and subject to the conditions of the Merger Agreement, and in accordance with the MBCA, at the Effective Time, (i) Purchaser will be merged with and into Arctic Cat and the separate corporate existence of Purchaser will cease, (ii) Arctic Cat will survive the Merger as the Surviving Company and an indirect wholly owned subsidiary of Textron and will continue to be governed by the MBCA, and (iii) the separate corporate existence of Arctic Cat with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and all of their debts, liabilities and duties will become debts, liabilities and duties of the Surviving Company.

Governing Documents, Directors and Officers Following the Merger

        At the Effective Time, the Restated Articles of Incorporation of Arctic Cat as in effect as of the date of the Merger Agreement will be amended in their entirety to read the same as the articles of incorporation of Purchaser immediately prior to the Effective Time, except that the name of the Surviving Company will be "Arctic Cat Inc." and as so amended will be the articles of incorporation of the Surviving Company. The Amended and Restated Bylaws of Arctic Cat as in effect as of the date of the Merger Agreement will be amended in their entirety to read the same as the bylaws of Purchaser immediately prior to the Effective Time, and as so amended will be the bylaws of the Surviving Company. The directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Company. The officers of Arctic Cat immediately prior to the Effective Time, from and after the Effective Time, will be the initial officers of the Surviving Company.

Meeting of Shareholders to Approve the Merger

        If approval of the shareholders of Arctic Cat is required under the MBCA to consummate the Merger, Arctic Cat will:

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  as promptly as practicable following the Acceptance Time and the expiration of the Subsequent Offering Period provided by Purchaser, if applicable, and in any event within ten (10) business days following the Acceptance Time or the expiration of the Subsequent Offering Period, as applicable, prepare and file with the SEC a proxy or information statement for a special meeting of its shareholders for purposes of considering and taking action upon the Merger Agreement and the Merger (the "Special Meeting"), provided that Textron, Purchaser and their counsel will be given a reasonable opportunity to review and comment on the preliminary proxy statement before its filing with the SEC and Arctic Cat will give due consideration to the reasonable additions, deletions or changes suggested by Textron, Purchaser and their counsel to the proxy statement with the intention that the proxy statement be in a form ready to print and mail to the shareholders of Arctic Cat as promptly as practicable following the Proxy Statement Clearance Date (as defined below);

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  notify Textron of the receipt of any comments of the SEC with respect to the proxy statement and of any requests by the SEC for any amendment or supplement thereto or for additional information;

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  provide to Textron promptly copies of all written correspondence or telephonic notice of oral communications between Arctic Cat or any of its representatives and the SEC or its staff with respect to the proxy statement; and

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  give Textron and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

        Arctic Cat will include in the proxy statement the recommendation of the Arctic Cat Board that the shareholders of Arctic Cat vote in favor of the approval and adoption of the Merger Agreement in accordance with the MBCA.

        Each party to the Merger Agreement will use its reasonable best efforts, after consultation with the other parties, to respond promptly to all such comments of, and requests by, the SEC or its staff. Arctic Cat, on the one hand, and Textron and Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the proxy statement, if and to the extent that it will have become false or misleading in any material respect or as otherwise required by applicable law, and Arctic Cat agrees to promptly cause the proxy statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the proxy statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act and/or the MBCA.

        Arctic Cat, acting through (or upon authorization by) the Arctic Cat Board (or a committee thereof), will, in accordance with and subject to the requirements of the Restated Articles of Incorporation of Arctic Cat, the Amended and Restated Bylaws of Arctic Cat and applicable law:

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  as promptly as practicable following the Acceptance Time and the expiration of the Subsequent Offering Period provided by Purchaser, if applicable, (i) duly set a record date for, call and give notice of the Special Meeting (with the record date and meeting date set in consultation with Purchaser) for the purpose of considering and taking action upon the Merger Agreement and (ii) convene and hold the Special Meeting;

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  cause the definitive proxy statement to be printed and mailed to the shareholders of Arctic Cat; and

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  use commercially reasonable efforts to secure any approval by the shareholders of Arctic Cat that is required by the Restated Articles of Incorporation of Arctic Cat, the Amended and Restated Bylaws of Arctic Cat and the MBCA and any other applicable law to effect the Merger.

        Textron will vote, or cause to be voted, at the Special Meeting or any postponement or adjournment thereof, or pursuant to a written consent in lieu of a meeting, all of the Shares then owned by it, Purchaser or any of Textron's affiliates in favor of the approval and adoption of the Merger Agreement.

        "Proxy Statement Clearance Date" means the earlier of (i) the date on which Arctic Cat learns, orally or in writing, that the proxy statement will not be reviewed by the SEC, including the first business day that is at least ten (10) calendar days after the filing of the preliminary proxy statement if the SEC has not informed Arctic Cat that it intends to review the proxy statement, and (ii) in the event that Arctic Cat receives comments from the SEC on the preliminary proxy statement, the first business day immediately following the date Arctic Cat learns, orally or in writing, that the SEC staff has no further comments on the preliminary proxy statement.

Merger Without Meeting of Shareholders

        If after the Acceptance Time and, if applicable, the expiration of the Subsequent Offering Period or the exercise of the Top Up Option, Textron and Purchaser, directly or indirectly, hold, in the aggregate, at least 90% of the outstanding Shares, Arctic Cat, Textron and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the shareholders of Arctic Cat in accordance with Section 302A.621 of the MBCA.

Merger Consideration to Arctic Cat Shareholders

        At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than canceled Shares, as described below, or Dissenting Shares (collectively, the "Excluded Shares")) will be canceled and automatically converted into the right to receive the Merger Consideration, payable net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law. Each Share owned by any direct or indirect wholly owned subsidiary of Arctic Cat (if any) and each Share owned by Textron, Purchaser or any direct or indirect wholly owned subsidiary of Textron immediately prior to the Effective Time will automatically be canceled without any conversion thereof and no payment or distribution will be made with respect thereto. Until surrendered in accordance with the Merger Agreement, uncertificated Shares represented by book-entry form ("Book-Entry Shares") and each Certificate will thereafter represent only the right to receive, upon such surrender, the Merger Consideration to which the holder thereof is entitled pursuant to the Merger Agreement. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares.

Treatment of Arctic Cat Options

        At the Effective Time, each outstanding option (each, an "Arctic Cat Option") to purchase Shares granted under Arctic Cat's 2002 Stock Plan, 2007 Omnibus Stock and Incentive Plan and 2013 Omnibus Stock and Incentive Plan (the "Company Stock Plans") that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, will become fully vested and exercisable immediately prior to the Effective Time. Each Arctic Cat Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration will be canceled effective as of the Effective Time and converted into the right to receive, following the Effective Time, an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Arctic Cat Option and (ii) the aggregate number of Shares issuable upon exercise of such Arctic Cat Option. All such payments will be made no later than the later of fifteen (15) calendar days following the Merger Closing and the first business day on which the Surviving Company pays payroll to service providers following the Merger Closing and will be subject to all applicable federal, state and local tax withholding requirements. Each Arctic Cat Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration will be canceled effective as of the Effective Time without the payment of consideration.

Treatment of Arctic Cat Stock Appreciation Rights

        Each stock appreciation right representing the right to receive a payment in cash or Shares of Arctic Cat (each, an "Arctic Cat Stock Appreciation Right") granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time will become fully vested immediately prior to the Effective Time. Each Arctic Cat Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration will be canceled effective as of the Effective Time and converted into the right to receive, following the Effective Time, an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Arctic Cat Stock Appreciation Right and (ii) the aggregate number of Shares subject to such Arctic Cat Stock Appreciation Right. All such payments will be made no later than the later of fifteen (15) calendar days following the Merger Closing and the first business day on which the Surviving Company pays payroll to service providers following the Merger Closing and will be subject to all applicable federal, state and local tax withholding requirements. Each Arctic Cat Stock Appreciation Right that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is greater than the Merger Consideration will be canceled effective as of the Effective Time without the payment of consideration.

Treatment of Arctic Cat Restricted Stock Units

        Each restricted stock unit (each, an "Arctic Cat RSU") granted under the Company Stock Plans and outstanding as of immediately prior to the Effective Time will become fully vested as of the Effective Time. Each Arctic Cat RSU that is outstanding as of the Effective Time will be canceled effective as of the Effective Time and converted into the right to receive, following the Effective Time, an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Arctic Cat RSU award. All such payments will be made no later than the later of fifteen (15) calendar days following the Merger Closing and the first business day on which the Surviving Company pays payroll to service providers following the Merger Closing and will be subject to all applicable federal, state and local tax withholding requirements.

Treatment of Arctic Cat Restricted Stock Awards

        Each restricted stock award (each, an "Arctic Cat Restricted Stock Award") granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time will become fully vested as of the Effective Time. Each Arctic Cat Restricted Stock Award that is outstanding as of the Effective Time will be canceled as of the Effective Time and converted into the right to receive, following the Effective Time, an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Arctic Cat Restricted Stock Award. All such payments will be made no later than the later of fifteen (15) calendar days following the Merger Closing and the first business day on which the Surviving Company pays payroll to service providers following the Merger Closing and will be subject to all applicable federal, state and local tax withholding requirements.

Dissenters' Rights

        Holders of Dissenting Shares who comply in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the "Dissenters Rights") will not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead will be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters Rights. If, however, any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the Dissenters Rights, then the right of such holder to be paid the fair value of such holder's Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon. If any demand for fair value is made of Dissenting Shares and the Top Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by Arctic Cat in payment of the exercise price of the Top Up Option will be treated as if it had not been paid to or received by Arctic Cat and the Shares issued upon exercise of the Top Up Option will be treated as if they were not issued or outstanding.

        The foregoing summary of Sections 302A.471 and 302A.473 of the MBCA does not purport to be complete and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA.

Exchange of Arctic Cat Stock Certificates Following the Merger

        Prior to the Effective Time, Textron will appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by Arctic Cat to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration.

        At or promptly after the Effective Time, Textron will deposit, or will cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), for payment through the Paying Agent, an amount in cash sufficient to pay the aggregate Merger Consideration.

        Promptly after the Effective Time, Textron will cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than the Excluded Shares) entitled to receive the Merger Consideration, a Letter of Transmittal and instructions for use in effecting the surrender of those Certificates and Book-Entry Shares in exchange for the Merger Consideration.

        Upon surrender of a duly executed Letter of Transmittal and a Certificate representing Shares to the paying agent or receipt by the Paying Agent of an "agent's message" in the case of Book-Entry Shares and, in each case, such other documents as may customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration into which the Shares represented by such Certificate or Book-Entry Share have been converted pursuant to the Merger Agreement.

        As of the six-month anniversary of the Effective Time, the Surviving Company will be entitled to require the Paying Agent to deliver to the Surviving Company any portion of the consideration deposited with the Paying Agent that has not been transferred to the holders of Shares and any holder of Shares (other than the Excluded Shares) who has not theretofore surrendered such Certificates or Book-Entry Shares in compliance with the Merger Agreement will only look to Textron or the Surviving Company for, and Textron and the Surviving Company will remain liable for, (subject to abandoned property, escheat or other similar laws) satisfaction of any claims for payment of the Merger Consideration.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by Arctic Cat, on the one hand, and Textron and Purchaser, on the other hand, that are qualified in several important respects, which should be considered by shareholders as they read them in the Merger Agreement. The representations and warranties made by Arctic Cat are qualified in their entirety by certain information of Arctic Cat filed with the SEC by Arctic Cat before the date of the Merger Agreement. In addition, the representations, warranties and certain covenants of Arctic Cat are qualified by confidential disclosure schedules that Arctic Cat prepared and delivered to Textron and Purchaser in connection with the execution and delivery of the Merger Agreement. In addition, certain of the representations and warranties made by Arctic Cat, on the one hand, and Textron and Purchaser, on the other hand, were made as of a specified date, and certain of the representations and warranties may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, certain of the representations, warranties and covenants of the parties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders.

        The representations and warranties made by Arctic Cat relate to the following subject matters, among other things:

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  corporate organization and similar corporate matters, including qualification to do business under applicable laws, corporate standing and corporate power of each of Arctic Cat and its subsidiaries;

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  Arctic Cat subsidiaries;

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  the organizational documents of Arctic Cat and its subsidiaries;

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  the capital structure and equity securities of Arctic Cat;

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  the authority of Arctic Cat to enter into the Merger Agreement, due execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

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  the absence of violations of applicable laws, organizational documents and contracts as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

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  required consents, approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

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  company permits and absence of violation of company permits;

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  compliance with applicable laws;

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  timely filing of required SEC filings, compliance of SEC filings with applicable law, accuracy and completeness of SEC filings and absence of certain SEC inquiries or investigations;

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  accuracy of financial statements and maintenance of a system of internal controls over financial reporting and disclosure controls;

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  the absence of certain undisclosed liabilities, off-balance sheet arrangements and loans;

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  the absence of certain changes and events since March 31, 2016;

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  the absence of material litigation;

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  employee benefit plans;

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  certain labor and employment matters;

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  owned real property, including ownership and good and marketable title, leased real property and ownership of tangible and intangible assets;

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  certain tax matters;

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  material contracts, including the absence of violation or breach of each such contract;

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  certain insurance matters;

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  environmental matters;

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  intellectual property;

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  compliance with anti-corruption laws;

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  the absence of certain affiliate transactions;

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  quality and safety of products produced, sold or distributed by or on behalf of Arctic Cat or its subsidiaries;

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  accuracy of the information included in this Offer to Purchase, the Solicitation/Recommendation Statement filed on Schedule 14D-9 and any proxy statement filed by Arctic Cat related to the approval and adoption of the Merger Agreement by the shareholders of Arctic Cat;

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  approvals of the Merger Agreement and the transactions contemplated thereby by the Arctic Cat Board and the vote required by the shareholders of Arctic Cat;

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  exemption from the takeover laws of Minnesota, including Sections 302A.671, 302A.673 and 302A.675 of the MBCA;

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  opinion of Baird to the Arctic Cat Board with respect to the fairness, from a financial point of view, to holders of Shares of the Offer Price and the Merger Consideration; and

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  brokers.

        The representations and warranties made by Textron and Purchaser relate to the following subject matters, among other things:

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  corporate organization and similar corporate matters, including qualification to do business under applicable law, corporate standing and corporate power of Textron and Purchaser;

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  the authority of Textron and Purchaser to enter into the Merger Agreement and due execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

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  the absence of the violation of applicable laws, organizational documents and contracts as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

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  required consents and approvals and filings as a result of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

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  no ownership of Arctic Cat Common Stock;

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  ownership and operation of Purchaser;

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  sufficiency of funds to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

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  accuracy of the information included in this Offer to Purchase or supplied by Textron or Purchaser for inclusion in the Solicitation/Recommendation Statement filed on Schedule 14D-9 or any proxy statement filed by Arctic Cat related to the approval and adoption of the Merger Agreement by the shareholders of Arctic Cat; and

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  brokers.

        Under the Merger Agreement, Arctic Cat, Textron and Purchaser agreed that except for the representations and warranties expressly contained in the Merger Agreement, each party does not make any other representation or warranty.

        The representations and warranties of Arctic Cat, Textron and Purchaser contained in the Merger Agreement will terminate and expire at the Effective Time.

Material Adverse Effect

        Several of the representations, warranties and closing conditions contained in the Merger Agreement refer to the concept of a "Company Material Adverse Effect" or a "Parent Material Adverse Effect."

        For purposes of the Merger Agreement, a "Company Material Adverse Effect" with respect to Arctic Cat will be deemed to occur if any event, circumstance, change, condition, occurrence or effect, individually or in the aggregate with any other directly related event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Arctic Cat and its subsidiaries, taken as a whole, or (b) prevents or materially delays the ability of Arctic Cat to consummate the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, in the case of clause (a) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:

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  any event, circumstance, change, condition, occurrence or effect resulting from or relating to (provided that the exceptions set forth in the first, second, third, fourth and fifth bullet points below shall apply only to the extent that such event, circumstance, change, condition, occurrence or effect does not have a disproportionate impact on Arctic Cat and its subsidiaries, taken as a whole, compared to other companies that operate in the industries in which Arctic Cat and its subsidiaries operate):

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  a change in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates;

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  any change in conditions generally affecting the principal industry in which Arctic Cat and its subsidiaries operate;

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    any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable law after the date of the Merger Agreement;

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    any adoption, implementation, promulgation, repeal or modification of any applicable law after the date of the Merger Agreement;

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    any outbreak, escalation or acts of armed hostility, terrorism or war;

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    changes proximately caused by the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby (provided that these exceptions shall not apply to any representations or warranties relating to Arctic Cat's required consents, approvals and filings pursuant to the Merger Agreement, unless otherwise disclosed in the confidential disclosure schedules delivered by Arctic Cat to Textron and Purchaser in connection with the Merger Agreement); or

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    compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement (excluding Arctic Cat operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Textron prior to the taking of such action;

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  any legal proceedings made or brought by any current or former securityholders of Arctic Cat (on their own behalf or on behalf of Arctic Cat) arising out of or related to the Merger Agreement or any transactions contemplated thereby; or

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  any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in the definition of Company Material Adverse Effect, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

        For purposes of the Merger Agreement, a "Parent Material Adverse Effect" with respect to each of Textron or Purchaser means any event, circumstance, development, condition, effect, change or occurrence that, individually or in the aggregate with any other events, circumstances, developments, conditions, effects, changes or occurrences, prevents or materially delays consummation of the Offer or the Merger or the performance by Textron or Purchaser of any of their obligations under the Merger Agreement.

Conduct of Business by Arctic Cat Pending the Merger

        Arctic Cat in the Merger Agreement agreed to certain restrictions relating to the conduct of its business between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms. During such time:

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  except as expressly contemplated by any other provision of the Merger Agreement or as set forth in the confidential disclosure schedule delivered by Arctic Cat to Textron and Purchaser in connection with the Merger Agreement, Arctic Cat will, and will cause its subsidiaries to, conduct the business of Arctic Cat and its subsidiaries in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to (i) preserve substantially intact the business organization of Arctic Cat and its subsidiaries, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all necessary licenses, permits, consents, franchises and approvals and authorizations and (iv) maintain satisfactory relationships with any persons with which they have material business relations and with governmental authorities that have jurisdiction over their respective businesses and operations;

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  Arctic Cat will not, directly or indirectly, take any action or knowingly fail to take any action that is intended to materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement; and

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  except as expressly contemplated by any other provision of the Merger Agreement or as set forth in the confidential disclosure schedule delivered by Arctic Cat to Textron and Purchaser in connection with the Merger Agreement or as required by applicable law, neither Arctic Cat nor any of its subsidiaries will, without the prior written consent of Textron (provided that in the case of the eighth and thirteenth bullet points below, and, solely with respect to the eighth and thirteenth bullet points below, the twenty-first bullet point below, such consent not to be unreasonably withheld, conditioned or delayed):

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  amend or otherwise change their respective organizational documents;

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  issue, sell, dispose of or encumber, or authorize such issuance, sale, disposition or encumbrance of, any shares of any class of share capital or any other equity interests of Arctic Cat or any of its subsidiaries, subject to certain exceptions;

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  declare, set aside, make or pay any dividend or other distribution with respect to any of their share capital or other equity interests, subject to certain exceptions, or enter into any contract with respect to the voting or registration of their share capital or other equity interests;

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  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their share capital or other equity interests;

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  sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, incur any lien on (other than a permitted lien), or otherwise dispose of, or authorize any of the foregoing with respect to, any owned real property or any of their material properties, assets, licenses, operations, rights, businesses or interests therein (including intellectual property), subject to certain exceptions;

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  acquire (including by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any person or other business organization (or any division thereof);

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  (i) repurchase, prepay or incur any indebtedness for borrowed money (other than pursuant to the Existing Credit Agreement, in all cases in material compliance with the terms and conditions of the Existing Credit Agreement) or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of Arctic Cat or any of its subsidiaries, (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than an Arctic Cat subsidiary), (iii) enter into any "keep well" or other contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by Arctic Cat on behalf of any of its subsidiaries);

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  enter into, amend in a material manner, waive, renew or terminate any material contract;

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  authorize, or make any commitment with respect to, capital expenditures that in the aggregate, together with any capital expenditures incurred prior to the date of the Merger Agreement during Arctic Cat's fiscal year ended March 31, 2017, exceed the annual capital expenditures budget of Arctic Cat and its subsidiaries, taken as a whole, provided to Textron and Purchaser, other than in the ordinary course of business;

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    except as otherwise required under any plan, program, policy, agreement or other arrangement in existence as of the date of the Merger Agreement, (i) increase the compensation payable or to become payable or the benefits provided to service providers, (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former service provider, (iii) establish, adopt, enter into, terminate or amend any employee benefits plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be an employee benefits plan if it were in existence as of the date of the Merger Agreement, for the benefit of any service provider except as required by law, (iv) loan or advance any money or other property to any current or former service provider or (v) establish, adopt, enter into or amend any collective bargaining agreement or labor union contract;

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    exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger;

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    fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering Arctic Cat and its subsidiaries and their respective properties, assets and businesses;

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    (i) settle (or propose to settle) any lawsuit, litigation, suit, audit, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, action, proceeding, arbitration, notice of violation or investigation (an "Action"), other than (A) settlements involving not more than $200,000 in monetary damages individually (net of insurance proceeds) and that do not require any actions (including the license of any intellectual property) or impose any material restrictions on the business or operations of Arctic Cat or any of its subsidiaries, or, after the Effective Time, Textron or its subsidiaries, or include the admission of wrongdoing by Arctic Cat or any of its subsidiaries and (B) shareholder litigation, which is the subject of a separate provision in the Merger Agreement, (ii) settle or compromise any material investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar agreement or (iii) waive, release or assign any claims or rights of material value;

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    change its financial accounting policies or procedures in effect as of March 31, 2016, other than as required by applicable law or GAAP, or write up, write down or write off the book value of any assets of Arctic Cat or any of its subsidiaries, other than in the ordinary course of business or as may be required by applicable law or GAAP;

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    make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to Arctic Cat and its subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP or applicable law;

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    merge or consolidate Arctic Cat or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Arctic Cat or any of its subsidiaries;

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    (i) change or adopt (or file a request to change or adopt) any method of tax accounting or any annual tax accounting period, (ii) make, change or rescind any material tax election, (iii) file any tax return relating to Arctic Cat or any of its subsidiaries that has been prepared in a manner that is inconsistent with the past practices of Arctic Cat or any of its subsidiaries, as applicable, (iv) settle or compromise any claim, investigation, audit or controversy relating to taxes, (v) surrender any right to claim a tax refund, (vi) file any amended tax return, (vii) enter into any closing agreement with respect to any tax or (viii) waive or extend the statute of limitations with respect to the assessment or determination of taxes;

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    (i) abandon, disclaim, dedicate to the public, sell, assign, transfer or encumber (other than permitted liens) its rights or interest in, to or under any material intellectual property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect Arctic Cat or any of its subsidiaries' interest in such material intellectual property, (ii) license any intellectual property to any third party, other than non-exclusive licenses granted in the ordinary course of business, (iii) develop, create or invent any intellectual property jointly with any third party, in each case other than in the ordinary course of business or (iv) disclose any confidential information or confidential intellectual property to any person, other than employees of Arctic Cat or any of its subsidiaries or third parties that are subject to confidentiality or non-disclosure agreements protecting against disclosure thereof, in each case in the ordinary course of business, or to Textron or any of its affiliates in connection with the transactions contemplated by the Merger Agreement;

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    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction;

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    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

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    agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Third Party Acquisition Proposals

        Arctic Cat will, and will cause its subsidiaries to, and will instruct (and use its reasonable best efforts to cause) any representative of Arctic Cat and its subsidiaries to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal (as defined below), or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and will request the prompt return or destruction of all non-public confidential information previously furnished to any person in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person, its subsidiaries or its or its subsidiaries' representatives.

        Subject to the exceptions described below, Arctic Cat has agreed that during the period from the date of the Merger Agreement and the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, it will not, and will cause each of its subsidiaries not to, and will instruct (and use its reasonable best efforts to cause) any representative of Arctic Cat and its subsidiaries not to, directly or indirectly:

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  solicit or initiate any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to an Acquisition Proposal;

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  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public and confidential information in connection with, or for the purpose of facilitating, any inquiries, proposals or offers that constitute, or could be reasonably expected to lead to, an Acquisition Proposal, except to notify such person of the existence of the restriction regarding third party proposals contained in the Merger Agreement;

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  otherwise facilitate any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that could reasonably be expected to lead to an Acquisition Proposal; or

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  execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement (as defined below) entered into in accordance with the terms of the Merger Agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal (any of the foregoing, an "Acquisition Agreement").

        An "Acquisition Proposal" means any oral or written proposal or offer from any person or group (as that group is defined in Rule 13d-3 of the Exchange Act), other than Textron or Purchaser, relating to, in a single transaction or series of related transactions, (i) any direct or indirect acquisition of (A) 20% or more of the assets (whether based on the fair market value, revenue generation or net income) of Arctic Cat and its consolidated subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Arctic Cat subsidiaries owning such assets, or (B) 20% or more of the outstanding Arctic Cat Common Stock (or any securities convertible into, or exchangeable for, such Arctic Cat Common Stock); (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the outstanding Arctic Cat Common Stock; or (iii) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Arctic Cat that would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Arctic Cat Common Stock or 20% or more of the voting power of the surviving entity in a merger involving Arctic Cat or the resulting direct or indirect parent of Arctic Cat or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power).

        An "Acceptable Confidentiality Agreement" means an executed confidentiality agreement with terms no less favorable, in the aggregate, to Arctic Cat than those contained in the confidentiality agreement entered into by Textron and Arctic Cat on October 6, 2016 (the "Confidentiality Agreement"), provided, however, that such confidentiality agreement (i) shall include a "standstill" restriction that is similar in scope to the "standstill" restrictions in the Confidentiality Agreement, without application of any "fall-away" provisions contained therein, but such restrictions need not prohibit the making of any confidential Acquisition Proposal to Arctic Cat or the Arctic Cat Board (or any committee thereof), and (ii) shall not provide for an exclusive right to negotiate with Arctic Cat and shall not restrict Arctic Cat from complying with any term or condition of the Merger Agreement, including the requirement to provide information to Textron (as described below).

        However, notwithstanding the foregoing paragraphs, Arctic Cat may respond to unsolicited inbound inquiries (orally or in writing) from third parties that communicate an interest in pursuing an Acquisition Proposal. Additionally, prior to the Acceptance Time, nothing contained in the foregoing paragraphs will prevent Arctic Cat or the Arctic Cat Board from furnishing information to, or engaging in negotiations or discussions with, any person that makes an unsolicited bona fide Acquisition Proposal, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of Arctic Cat's responsibilities set forth in the foregoing paragraphs, if, and only if, prior to taking such action:

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  the Arctic Cat Board (i) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal (as defined below) and (ii) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law;

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  Arctic Cat provides written notice to Textron of the determination referenced in the immediately preceding bullet point; and

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  Arctic Cat (i) receives from such person an executed Acceptable Confidentiality Agreement and (ii) delivers to Textron a copy of such executed Acceptable Confidentiality Agreement promptly following its execution.

        A "Superior Proposal" means any bona fide written Acquisition Proposal made by any person or group (other than Textron or Purchaser) after the date of the Merger Agreement, which Acquisition Proposal did not result in any material respect from a breach (or deemed breach) of Arctic Cat's responsibilities set forth in the foregoing paragraphs, that (i) would result in such person or group (or in the case of a direct merger between such person and Arctic Cat, the shareholders of such person) acquiring, directly or indirectly, 50% or more of the outstanding Arctic Cat Common Stock or all or substantially all of the assets of Arctic Cat and its subsidiaries taken as a whole, (ii) is on terms that the Arctic Cat Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to Arctic Cat's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any proposed amendment or modification proposed by Textron in accordance with the terms of the Merger Agreement) and (iii) the Arctic Cat Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time, taking into account all financial, regulatory, legal and other aspects (including certainty of closing and certainty of financing) of such proposal.

        Arctic Cat will promptly (and in any event within 48 hours):

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  provide Textron written notice of (i) the receipt of any Acquisition Proposal or (ii) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Arctic Cat, any of its subsidiaries or any representative of Arctic Cat or its subsidiaries concerning an Acquisition Proposal;

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  disclose to Textron the material terms of any such Acquisition Proposal or any such inquiry, offer, proposal or request, including the identity of the person making any such Acquisition Proposal or any such inquiry, offer, proposal or request;

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  provide Textron with copies of all written information concerning Arctic Cat or any of its subsidiaries provided or made available by Arctic Cat, any of its subsidiaries or any representative of Arctic Cat or its subsidiaries to such person to the extent not previously provided or made available to Textron;

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  respond to requests by Textron for information regarding the status and details of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal; and

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  disclose to Textron any material development or material amendment of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal.

        Arctic Cat will promptly (and in any event within 24 hours) following a determination by the Arctic Cat Board that an Acquisition Proposal is a Superior Proposal, notify Textron of such determination.

Board Recommendation Change and Written Notice of Adverse Recommendation Change

        Except as described below, neither Arctic Cat nor the Arctic Cat Board (or any committee thereof), will (i) withhold, withdraw or modify, in a manner adverse to Textron or Purchaser, the Company Board Recommendation (as defined below); (ii) approve or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement; or (iv) recommend any Acquisition Proposal (and fail to reaffirm the Company Board Recommendation). Any such action, other than that set forth in the preceding clause (iii), is an "Adverse Recommendation Change."

        The "Company Board Recommendation" means the Arctic Cat Board's, and, as required by the MBCA, a committee of disinterested directors of the Arctic Cat Board's, among other things, (i) determination that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Arctic Cat and its shareholders; (ii) approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) recommendation that Arctic Cat's shareholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required to consummate the Merger, such shareholders approve and adopt the Merger Agreement and the Merger.

        However, prior to the Acceptance Time, the Arctic Cat Board may effect an Adverse Recommendation Change, if:

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  Arctic Cat receives an unsolicited, written Acquisition Proposal that the Arctic Cat Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided that:

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  prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal, (i) Arctic Cat has notified Textron in writing that it intends to effect an Adverse Recommendation Change, (ii) Arctic Cat has provided Textron a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such Superior Proposal, (iii) if requested to do so by Textron, for a period of four (4) calendar days following delivery of such notice, Arctic Cat will have discussed and negotiated in good faith, and will have made its or its subsidiaries' representatives available to discuss and negotiate in good faith, with Textron and its or its subsidiaries' representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (iv) no earlier than the end of such four (4) calendar day period, the Arctic Cat Board (after consultation with its outside legal counsel and financial advisor) will have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Textron during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change in connection therewith would be inconsistent with its fiduciary duties under applicable law; and

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  any change to the financial or other material terms of such Superior Proposal will require Arctic Cat to provide a new notice to Textron in the same manner as described in the immediately preceding bullet point and require Arctic Cat to again comply with the requirements set forth in the immediately preceding bullet point; except that with respect to any such new notice or subsequent notices, references to a "four (4) calendar day period" will be deemed references to a "two (2) calendar day period."

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  an Intervening Event (as defined below) occurs and as a result thereof the Arctic Cat Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; provided that:

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  prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (i) Arctic Cat has notified Textron in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (ii) if requested to do so by Textron, for a period of four (4) calendar days following delivery of such notice, Arctic Cat will have discussed and negotiated in good faith, and will have made its or its subsidiaries' representatives available to discuss and negotiate in good faith, with Textron and its or its subsidiaries'

      representatives any bona fide proposed modifications to the terms and conditions of the Merger Agreement and (iii) no earlier than the end of such four (4) calendar day period, the Arctic Cat Board will have determined in good faith, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Textron during such four (4) calendar day period and after consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Arctic Cat Board's fiduciary duties under applicable law.

        An "Intervening Event" means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) first occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable by the Arctic Cat Board as of the date of the Merger Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Arctic Cat Board as of the date of the Merger Agreement).

        Nothing contained in the Merger Agreement will prevent Arctic Cat or the Arctic Cat Board from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Arctic Cat's shareholders if the Arctic Cat Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that, in each case, any Adverse Recommendation Change may only be made in accordance with the foregoing paragraphs.

        If any subsidiary of Arctic Cat or representative of Arctic Cat or its subsidiaries or any subsidiary of Arctic Cat takes any action, on behalf of Arctic Cat, which, if taken by Arctic Cat, would constitute a material breach of the no-solicitation provisions of the Merger Agreement described in this subsection, and Arctic Cat does not take reasonable action to seek to cure such breach within two (2) business days of the earlier of the date on which Arctic Cat receives written notice from Textron or Purchaser of such breach and the date on which Arctic Cat's senior management team obtains knowledge of such breach, then Arctic Cat will be deemed to have breached the no-solicitation provisions of the Merger Agreement described in this subsection.

Indemnification

        From and after the Effective Time, the Surviving Company and its subsidiaries will, and Textron will cause the Surviving Company to, to the fullest extent permitted under the MBCA, honor and fulfill in all respects the obligations of Arctic Cat and its subsidiaries under any and all indemnification agreements between Arctic Cat or any of its subsidiaries and any of their respective present or former directors and officers (collectively, the "Indemnified Parties"). The articles of incorporation and bylaws of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Restated Articles of Incorporation of Arctic Cat as in effect as of the date of the Merger Agreement or the Amended and Restated Bylaws of Arctic Cat as in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely in any material respect the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of Arctic Cat or any of its subsidiaries.

        In addition, for a period of six (6) years after the Effective Time, the Surviving Company will to the fullest extent permitted under applicable law indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of Arctic Cat or any of its subsidiaries occurring on or before the Effective Time.

        The Surviving Company will either (i) purchase at the Effective Time a "tail" directors' and officers' liability insurance policies with a claims period of at least six (6) years from the Effective Time covering those persons who are currently covered by the directors' and officers' liability insurance policies of Arctic Cat in an amount and scope at least as favorable, in the aggregate, as Arctic Cat's existing insurance coverage for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by Arctic Cat; provided that (a) the Surviving Company may substitute policies of at least the same coverage containing terms and conditions that are substantially similar, in the aggregate, with respect to matters occurring prior to the Effective Time, (b) the Surviving Company will not be required to expend in connection therewith more than an amount per year equal to 250% of current annual premiums paid by Arctic Cat for such insurance and (c) in the event of an expiration, termination or cancellation of such current policies, Textron or the Surviving Company will be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

Regulatory Approvals

        Each of Textron, Purchaser and Arctic Cat will, and will cause each of its subsidiaries to:

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  use its reasonable best efforts (subject to compliance with applicable law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement, including:

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  using reasonable best efforts to promptly obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of all governmental authorities and officials that may be or become necessary for the performance of its obligations pursuant to the Merger Agreement;

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  cooperating fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, approvals, licenses, permits and waivers;

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  providing such other information to any governmental authority as such governmental authority may lawfully request in connection with the Merger Agreement; and

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  using reasonable best efforts to obtain consents, approvals or waivers from third parties that are (i) necessary to consummate the transactions contemplated by the Merger Agreement or (ii) disclosed in the confidential disclosure schedule delivered by Arctic Cat to Textron and Purchaser in connection with the Merger Agreement, provided that, notwithstanding the foregoing, none of Arctic Cat, any of Arctic Cat's subsidiaries, Textron, or any of Textron's subsidiaries will be required to make any payments or concessions in connection with the fulfillment of its obligations under this bullet point and that neither Arctic Cat nor any of its subsidiaries will pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Textron;

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  as promptly as practicable, but in any event no later than ten (10) calendar days following the date of the Merger Agreement, make its respective filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement and supply as promptly as reasonably practicable thereafter to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act;

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  as promptly as practicable after the date of the Merger Agreement, make its respective filings and notifications, if any, under any other applicable antitrust law, including the antitrust laws of Germany, and supply as promptly as reasonably practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to applicable antitrust law, including the antitrust laws of Germany;

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  promptly notify the other parties of any notice from any person or governmental authority alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement;

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  keep the other parties apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the transactions contemplated by the Merger Agreement, including promptly notifying the other parties of any material communication it or any of its affiliates receives from any governmental authority relating to any review or investigation of the transactions contemplated by the Merger Agreement under the HSR Act or any applicable non-United States antitrust laws and permitting the other parties to review in advance (and considering any comments made by the other party in relation to) any proposed substantive communication by such party to any governmental authority relating to such matters;

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  coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act; and

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  provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the Merger Agreement and the transactions contemplated thereby, subject to certain limitations.

        None of the parties will agree to participate in any substantive meeting, telephone call or discussion with any governmental authority in respect of any submissions, filings, investigation (including any settlement of the investigation) or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion.

        Textron, after prior consultation with Arctic Cat (to the extent practicable), will have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, and will take the lead in all meetings and communications with any governmental authority in connection with obtaining any necessary antitrust, competition or investment review clearances.

        Nothing in the Merger Agreement will require, or be construed to require, Textron or any affiliate of Textron to (and Arctic Cat will not, without the prior written consent of Textron, which consent may be withheld for any reason) agree to:

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  any sale, license, divestiture or other disposition or holding separate of any capital stock, businesses, assets, properties or other interests of Textron, Arctic Cat, or any of their respective affiliates;

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  the imposition of any limitation, restriction or condition on the ability of Textron, Arctic Cat, or any of their respective affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets, properties or other interests; or

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  the imposition of any limitation, restriction or condition on Textron, Arctic Cat, or any of their respective affiliates under any antitrust laws.

Shareholder Litigation

        Arctic Cat has agreed to provide Textron with the opportunity to participate in the defense or settlement of any shareholder litigation brought by any shareholder of Arctic Cat against Arctic Cat and/or its directors or executive officers relating to the transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement. Arctic Cat will not settle or offer to settle any such litigation without the prior written consent of Textron.

Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

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  cooperation between Textron and Arctic Cat in the preparation of the Offer, of which this Schedule TO forms a part, the Schedule 14D-9, if applicable, the proxy statement, if necessary, and other required filings;

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  subject to certain limitations, reasonable access to information about Arctic Cat to be made available upon Textron's request;

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  consultation between Arctic Cat and Textron prior to making any public statements relating to the Merger Agreement and the transactions contemplated thereby;

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  delisting of Arctic Cat Common Stock from NASDAQ and deregistering of Arctic Cat Common Stock under the Exchange Act;

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  promptly notifying the other party of the occurrence of an event that would or would be reasonably likely to (i) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or (ii) result in the failure of any condition set forth in the Merger Agreement and described in "Conditions to the Completion of the Merger" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase to be satisfied or receipt of any notice or other communication from any governmental authority or any securities market in connection with the transactions contemplated by the Merger Agreement;

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  Arctic Cat consulting, if practicable, with Textron prior to making publicly available its financial results for any period after the date of the Merger Agreement and prior to filing any report or document with the SEC after the date of the Merger Agreement;

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  prior to the Effective Time, upon Textron's request, Arctic Cat causing any director or officer of Arctic Cat and each of its subsidiaries to execute and deliver a letter effectuating his or her resignation as a director or officer, as the case may be, of such entity effective as of the Effective Time;

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  Arctic Cat undertaking certain actions at least two (2) business days prior to the expected Acceptance Time or the Merger Closing, as requested by Textron after the date of the Merger Agreement, relating to the repayment in full of all obligations under the Existing Credit Agreement; and

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  Arctic Cat notifying Textron promptly (and in any event within five (5) calendar days) in writing of any material investigations or directives regarding any product produced, sold or distributed by or on behalf of Arctic Cat or any of its subsidiaries commenced, issued or threatened in writing by certain governmental authorities and any material notices received by Arctic Cat or any of its subsidiaries from certain governmental authorities regarding the same.

Conditions to the Completion of the Merger

        The completion of the transactions contemplated by the Merger Agreement depends upon the satisfaction or written waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Textron, Purchaser or Arctic Cat, as applicable.

        The following conditions must be satisfied or waived before Textron, Purchaser or Arctic Cat is obligated to complete the Merger:

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  if the adoption of the Merger Agreement and approval to consummate the Merger by the shareholders of Arctic Cat are required by applicable law, the shareholders of Arctic Cat shall have adopted the Merger Agreement and approved the consummation of the Merger;

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  Purchaser shall have accepted for payment and paid for, or cause to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to the Subsequent Offering Period provided by Purchaser pursuant to the Merger Agreement); and

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  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions on the terms contemplated by the Merger Agreement.

        Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, Purchaser is not required to accept for payment or pay for any validly tendered Shares in the Offer and may delay the acceptance for payment or the payment for any validly tendered Shares if:

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  the Minimum Condition has not been satisfied at the Expiration Date;

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  the waiting period applicable to the consummation of the Offer under the HSR Act has not expired or been terminated at or prior to the Expiration Date and any consent, approval, or other authorization applicable to the consummation of the Offer under the antitrust laws of Germany has not been received or granted; or

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  at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following has occurred and is continuing at the Expiration Date:

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  a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement (provided that Textron and Purchaser have used their reasonable best efforts to oppose any such action by such governmental authority in accordance with the terms of the Merger Agreement);

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  the representations and warranties made by Arctic Cat in the Merger Agreement relating to Arctic Cat's subsidiaries, organizational documents, indebtedness, agreements related to the disposition, voting or dividends of the equity interests of Arctic Cat or any of its subsidiaries, authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions as contemplated by the Merger Agreement, absence of a Company Material Adverse Effect since March 31, 2016 through the date of the Merger Agreement, approvals by the Arctic Cat Board and shareholders of

      Arctic Cat, takeover laws and brokers shall, if qualified by materiality or Company Material Adverse Effect, fail to be true and correct in all respects or, if not so qualified, shall fail to be true and correct in all material respects;

    •
    the representations and warranties made by Arctic Cat in the Merger Agreement relating to its and its subsidiaries' organization and qualification shall fail to be true and correct in all respects;

    •
    the representations and warranties made by Arctic Cat in the Merger Agreement relating to Arctic Cat's capitalization shall fail to be true and correct in all respects, except where the failure to be so true and correct in all respects has not resulted and would not reasonably be expected to result in an increase in the aggregate consideration required to be paid by Purchaser under the Merger Agreement, individually or in the aggregate, by more than $500,000;

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    the remaining representations and warranties made by Arctic Cat in the Merger Agreement (without giving effect to qualifications set forth therein relating to materiality, Company Material Adverse Effect or other qualification based on the word "material" or similar phrases) shall fail to be true and correct in any respect, except where the failure of such representations and warranties of Arctic Cat to be so true and correct would not have a Company Material Adverse Effect;

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    Arctic Cat breached or failed to perform or comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

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    there shall have occurred since the date of the Merger Agreement a Company Material Adverse Effect;

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    Textron and Purchaser have failed to receive a certificate executed by Arctic Cat's Chief Executive Officer or President on behalf of Arctic Cat, dated as of the Expiration Date, to the effect that the conditions set forth in the second through seventh bullet points above have not been satisfied; or

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    the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Textron and Purchaser and may be asserted by Textron or Purchaser regardless of the circumstances giving rise to such conditions and may be waived in writing, as permitted by applicable law, by Textron or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement.

Termination of the Merger Agreement

        The Merger Agreement may be terminated in the following ways:

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  by mutual written consent of Textron and Arctic Cat at any time prior to the Acceptance Time;

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  by either Textron or Arctic Cat if the Acceptance Time has not occurred on or before May 24, 2017, except that the right to so terminate the Merger Agreement will not be available to Textron or Arctic Cat if its failure to fulfill any agreements or covenants under the Merger Agreement has been the primary cause or primarily resulted in the failure of the Acceptance Time to occur on or before such date;

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  by either Textron or Arctic Cat if the Offer expires as a result of the non-satisfaction of any conditions to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder, except that the right to so terminate the Merger Agreement will not be available to Textron or Arctic Cat if its breach of the Merger Agreement has been the primary cause or primarily resulted in the non-satisfaction of any condition to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased under the Offer;

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  by either Textron or Arctic Cat if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order permanently enjoining or otherwise prohibiting or making illegal (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the Merger, and such decision, injunction, decree, ruling, law or order shall have become final and non-appealable, except that the right to so terminate the Merger Agreement will not be available to Textron or Arctic Cat if its breach of the Merger Agreement has been the primary cause or primarily resulted in the issuance of such decision, injunction, decree, ruling, law or order;

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  by Arctic Cat prior to the Acceptance Time if, for any reason, Purchaser has failed to commence the Offer within twenty (20) calendar days after the date of the Merger Agreement, except Arctic Cat may not so terminate the Merger Agreement if Arctic Cat has not provided Textron with a Schedule 14D-9 that Arctic Cat is prepared to file, without further revisions;

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  by Arctic Cat prior to the Acceptance Time if the Arctic Cat Board determines to enter into a definitive agreement with respect to a Superior Proposal, provided that Arctic Cat has complied with the non-solicitation provisions set forth in the Merger Agreement and described in "Third Party Acquisition Proposals" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, and prior to, and as a condition to the effectiveness of such termination, Arctic Cat has paid to Textron the Company Termination Fee (as defined below);

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  by Arctic Cat prior to the Acceptance Time if Textron or Purchaser has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) had a Parent Material Adverse Effect and (ii) is incapable of being cured prior to May 24, 2017 or, if curable by such date, is not cured within the earlier of thirty (30) calendar days after written notice thereof is given by Arctic Cat to Textron and May 24, 2017, except that the right to so terminate the Merger Agreement will not be available to Arctic Cat if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

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  by Textron prior to the Acceptance Time if the Arctic Cat Board effected an Adverse Action (as defined below) or Arctic Cat or any of its subsidiaries enters into an Acquisition Agreement;

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  by Textron prior to the Acceptance Time if Arctic Cat has breached any of its representation or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of any condition to the Offer set forth in the Merger Agreement and described in Section 15—"Conditions of the Offer" of this Offer to Purchase and (ii) is incapable of being cured prior to May 24, 2017, or, if curable by such date, is not cured within the earlier of thirty (30) calendar days after written notice thereof is given by Textron to Arctic Cat and May 24, 2017, except that the right to so terminate the Merger Agreement will not be available to Textron if either it or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

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  by Textron prior to the Acceptance Time if Arctic Cat has intentionally breached (or is deemed to have intentionally breached) its non-solicitation obligations set forth in the Merger Agreement and described in "Third Party Acquisition Proposals" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase; or

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  by Textron prior to the Acceptance Time if there has been a Company Material Adverse Effect since the date of the Merger Agreement and the same is continuing.

        An "Adverse Action" means that Arctic Cat or the Arctic Cat Board has (i) effected an Adverse Recommendation Change, (ii) failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Textron to include the Company Board Recommendation in the Offer Documents, (iii) refused to affirm publicly the Company Board Recommendation following any reasonable written request by Textron to provide such reaffirmation (including in the event of an Acquisition Proposal having been publicly disclosed) within two (2) business days of such request or (iv) formally resolved to take, or publicly announced an intention to take, any of the foregoing actions.

Termination Fee; Effect of Termination

        If the Merger Agreement is terminated by (i) Arctic Cat in the circumstances described in the sixth bullet point above under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, then Arctic Cat will pay Textron a termination fee in an amount equal to $7,400,000 (the "Company Termination Fee").

        If the Merger Agreement is terminated by Textron in the circumstances described in the eighth or tenth bullet points above under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, then Arctic Cat will pay Textron the Company Termination Fee.

        If the Merger Agreement is terminated by (i) Textron or Arctic Cat in the circumstances described in the second or third bullet points above under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, or (ii) Textron in the circumstance described in the ninth bullet point above under "Termination of the Merger Agreement" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, then, in the case of either clause (i) or (ii), if (A) at or prior to the date of termination of the Merger Agreement, an Acquisition Proposal has been publicly announced, disclosed or otherwise made public and (B) within twelve (12) months of the date of termination of the Merger Agreement, Arctic Cat or any of its subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A)), then Arctic Cat will pay Textron the Company Termination Fee. For the avoidance of doubt, in the event that the Merger Agreement is terminated by Arctic Cat for any reason at a time when Textron would have had the right to terminate the Merger Agreement, Textron will be entitled to receipt of the Company Termination Fee that would have been payable had Textron terminated the Merger Agreement at such time. For purposes of this paragraph, "Acquisition Proposal" has the meaning described above in "Third Party Acquisition Proposals" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase, except that references to 20% in the definition will be deemed to be references to 50%.

        The payment to Textron or its designees of the Company Termination Fee in the circumstances described above will, except in the case of fraud, be the sole and exclusive remedy of Textron for any loss suffered by Textron or Purchaser as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated to the extent paid and upon payment of the Company Termination Fee in accordance with the terms of the Merger Agreement, Arctic Cat will have no further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby.

Obligations in Event of Termination

        In the event of a termination as described above, the Merger Agreement will become void and of no further force or effect except for certain sections of the Merger Agreement. Such termination will not relieve any party to the Merger Agreement of any liability for any fraud or intentional breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement prior to the date of such termination, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity.

Expenses

        Whether the transactions contemplated by the Merger Agreement are or are not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, subject to any payments described in "Termination Fee; Effect of Termination" in this Section 12(a)—"Merger Agreement" of this Offer to Purchase.

Amendment

        At any time prior to the Effective Time, the Merger Agreement may be amended by Textron, Purchaser and Arctic Cat by action taken by or on behalf of their respective board of directors, except that after the Acceptance Time, (i) no amendment may be made that decreases the Merger Consideration and (ii) no amendment that, by law or in accordance with the rules of any relevant stock exchanges, requires approval by the shareholders of Arctic Cat may be made without such shareholder approval.

Governing Law

        The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another state to otherwise govern the Merger Agreement, except to the extent that the MBCA mandatorily applies and governs the Merger.

        Textron, Purchaser and Arctic Cat have agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby (whether brought by any party to the Merger Agreement or any of its affiliates or against any party to the Merger Agreement or any of its affiliates) will be heard and determined exclusively in the Delaware Court of Chancery. However, if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action will be heard and determined exclusively in the United States District Court for the District of Delaware.

Specific Performance

        Textron, Purchaser and Arctic Cat have acknowledged and agreed that each would be irreparably harmed if any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, Textron, Purchaser and Arctic Cat agree that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity) to seek (in addition to any other remedy that may be available to it whether in law or equity) (i) an order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

  (b)
  Confidentiality Agreement.

        In connection with Textron's evaluation of the potential business combination that resulted in the Offer, Textron and Arctic Cat entered into a confidentiality agreement on October 6, 2016 (the "Confidentiality Agreement"). Pursuant to the Confidentiality Agreement, subject to certain customary exceptions, Textron agreed to keep confidential all non-public information furnished by Arctic Cat to Textron. Textron also agreed that the non-public information furnished to Textron would be used solely for the purpose of evaluating the potential business combination that resulted in the execution of the Merger Agreement and the launching of the Offer. If requested by Arctic Cat, Textron is required to return or destroy the written non-public information furnished to Textron under the Confidentiality Agreement (except for one copy to be retained for compliance and regulatory purposes). The Confidentiality Agreement also provides that Textron and its affiliates may not solicit Arctic Cat's employees for the term of the Confidentiality Agreement and for a period of eighteen (18) months following the expiration or termination of the Confidentiality Agreement. Textron also agreed that, for the term of the Confidentiality Agreement and for a period of eighteen (18) months following the expiration or termination of the Confidentiality Agreement, it would not propose or offer to enter into any merger or other extraordinary transaction or participate in any change of control of Arctic Cat, or disclose any such intention to do so, without the prior written consent of Arctic Cat's Board and Minnesota Act Committee. Textron also agreed to indemnify Arctic Cat damages arising from a material breach of the Confidentiality Agreement. The Confidentiality Agreement expires on October 6, 2017.

        The above summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement itself, which is incorporated herein by reference and a copy of which is filed as Exhibit (d)(2).

13.   Source and Amount of Funds

        The Offer is not conditioned on the procurement of any financing. Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger, to pay related fees and expenses and to repay outstanding indebtedness under the Existing Credit Agreement will be approximately $317 million. Purchaser intends to obtain such funds by means of a capital contribution from Textron, and Textron intends to obtain such funds from its cash on hand.

        Purchaser believes that the financial condition of Textron and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) Purchaser, through its parent company, Textron, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer or acquired in the Merger, (c) the Offer is not subject to any financing condition and (d) if Purchaser consummates the Offer, Textron will acquire any remaining Shares for the same cash price in the Merger.

14.   Dividends and Distributions

        The Merger Agreement provides that, without the prior written consent of Textron or as may be required by law, Arctic Cat will not, and will not permit any of its subsidiaries to, prior to the Effective Time, directly or indirectly, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock, other than dividends or other distributions paid by any direct or indirect wholly owned subsidiary of Arctic Cat to Arctic Cat or any other direct or indirect wholly owned subsidiary of Arctic Cat. See Section 12—"Merger Agreement; Other Agreements" of this Offer to Purchase.

15.   Conditions of the Offer

        Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, Purchaser is not required to accept for payment or pay for any validly tendered Shares in the Offer and may delay such acceptance or payment if:

  •
  the Minimum Condition has not been satisfied at the Expiration Date;

  •
  the waiting period applicable to the consummation of the Offer under the HSR Act has not expired or been terminated at or prior to the Expiration Date and any consent, approval, or other authorization applicable to the consummation of the Offer under the antitrust laws of Germany has not been received or granted; or

  •
  at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following has occurred and is continuing at the Expiration Date:

  •
  a governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement (provided that Textron and Purchaser have used their reasonable best efforts to oppose any such action by such governmental authority in accordance with the terms of the Merger Agreement);

  •
  the representations and warranties made by Arctic Cat in the Merger Agreement relating to Arctic Cat's subsidiaries, organizational documents, indebtedness, agreements related to the disposition, voting or dividends of the equity interests of Arctic Cat or any of its subsidiaries, authority to execute and deliver the Merger Agreement and to perform its obligations thereunder and to consummate the transactions as contemplated by the Merger Agreement, absence of a Company Material Adverse Effect since March 31, 2016 through the date of the Merger Agreement, approvals by the Arctic Cat Board and shareholders of Arctic Cat, takeover laws and brokers shall, if qualified by materiality or Company Material Adverse Effect, fail to be true and correct in all respects or, if not so qualified, shall fail to be true and correct in all material respects;

  •
  the representations and warranties made by Arctic Cat in the Merger Agreement relating to its and its subsidiaries' organization and qualification shall fail to be true and correct in all respects;

  •
  the representations and warranties made by Arctic Cat in the Merger Agreement relating to Arctic Cat's capitalization shall fail to be true and correct in all respects, except where the failure to be so true and correct in all respects has not resulted and would not reasonably be expected to result in an increase in the aggregate consideration required to be paid by Purchaser under the Merger Agreement, individually or in the aggregate, by more than $500,000;

  •
  the remaining representations and warranties made by Arctic Cat in the Merger Agreement (without giving effect to qualifications set forth therein relating to materiality, Company Material Adverse Effect or other qualification based on the word "material" or similar phrases) shall fail to be true and correct in any respect, except where the failure of such representations and warranties of Arctic Cat to be so true and correct would not have a Company Material Adverse Effect;

  •
  Arctic Cat breached or failed to perform or comply, in any material respect, with any agreement or covenant to be performed or complied with by it under the Merger

      Agreement and such breach or failure shall not have been cured prior to the Expiration Date;

    •
    there shall have occurred since the date of the Merger Agreement a Company Material Adverse Effect;

    •
    Textron and Purchaser have failed to receive a certificate executed by Arctic Cat's Chief Executive Officer or President on behalf of Arctic Cat, dated as of the Expiration Date, to the effect that the conditions set forth in the second through seventh bullet points above have not been satisfied; or

    •
    the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Textron and Purchaser and may be asserted by Textron or Purchaser regardless of the circumstances giving rise to such conditions and may be waived in writing, as permitted by applicable law, by Textron or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement.

16.   Legal Matters; Required Regulatory Approvals

        General.    Except as set forth in this Offer to Purchase, based on its examination of publicly available information filed by Arctic Cat with the SEC and other publicly available information concerning Arctic Cat, neither Textron nor Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of Arctic Cat and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares in the Offer, or of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares pursuant to the Offer. Should any such approval or other action be required, Textron and Purchaser expect to seek such approval or action, except as described in Section 16—"Legal Matters; Required Regulatory Approvals—State Takeover Laws" of this Offer to Purchase. There can be no assurance that any such approval or other action, if required, would be obtained or would be obtained without substantial conditions, or that adverse consequences to Arctic Cat's business might not result. Except as otherwise described in this Offer to Purchase, although neither Textron nor Purchaser presently intends to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in consequences adverse to Arctic Cat's business or that certain parts of Arctic Cat's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action.

        State Takeover Laws.    A number of states (including Minnesota, where Arctic Cat is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein.

        Arctic Cat is incorporated under the laws of the State of Minnesota. Under the MBCA and other Minnesota statutes, Arctic Cat is subject to several state takeover laws. As described below, Arctic Cat has taken appropriate action in connection with its approval of the Merger Agreement and the consummation of the transactions contemplated thereby so that these laws do not affect the ability of Textron and Purchaser to consummate the Offer or the Merger.

        Minnesota Control Share Acquisition Act.    Section 302A.671 of the MBCA, which provides that a person who becomes the beneficial owner of 20% or more of the voting power (with respect to the election of directors) of the shares of an "issuing public corporation" (a "Control Share Acquisition")

may exercise only an aggregate of 20% of the voting power of the corporation's shares in the absence of special approval by the shareholders. However, a Control Share Acquisition under the MBCA specifically excludes (i) an acquisition under the MBCA provisions related to mergers if the corporation is a party to the transaction and (ii) an acquisition pursuant to a cash tender offer or exchange offer for all shares of the corporation's voting stock. On January 23, 2017, the Arctic Cat Committee of Disinterested Directors approved the acquisition of shares by Purchaser contemplated by the Merger Agreement, to which Arctic Cat is a party, for purposes of the MBCA; therefore, the restrictions of Section 302A.671 of the MBCA are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        Minnesota Business Combination Act.    Arctic Cat is currently subject to Section 302A.673 of the MBCA, which prohibits a publicly held Minnesota corporation, such as Arctic Cat, from engaging in any "business combination," including a merger, with an "Interested Shareholder" (defined generally as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of that corporation entitled to vote) for a period of four (4) years after the date of the transaction in which the person became an Interested Shareholder, unless, among other things, a committee of that corporation's board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction that resulted in the shareholder becoming an Interested Shareholder prior to the shareholder becoming an Interested Shareholder. Under the MBCA, a director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee within five (5) years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. On January 23, 2017, the Arctic Cat Committee of Disinterested Directors approved the acquisition of shares by Purchaser contemplated by the Merger Agreement for purposes of the MBCA; therefore, the restrictions of Section 302A.673 of the MBCA are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        Minnesota "Fair Price" Provision.    MBCA Section 302A.675 provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two (2) years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder `is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (a) are not, nor have been in the preceding five (5) years, officers or employees of the corporation or a related organization, (b) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (c) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (d) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors who were directors at that time. On January 23, 2017, the Arctic Cat Committee of Disinterested Directors approved the takeover offer by Purchaser contemplated in the Merger Agreement for purposes of the Fair Price Provision; therefore, the restrictions of Section 302A.675 are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        Minnesota Takeover Disclosure Law.    The Minnesota Takeover Disclosure Law (the "Takeover Disclosure Statutes"), Minnesota Statutes Sections 80B.01-80B.13, by its terms requires the filing of a registration statement (the "Minnesota Registration Statement") with specified disclosures with the Minnesota Commissioner of Commerce (the "Commissioner of Commerce") with respect to any tender offer for shares of a corporation, such as Arctic Cat, that (a) has its principal place of business or principal executive office in Minnesota, or owns and controls assets in Minnesota having a fair market value of at least $1,000,000 and (b) has a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. Purchaser filed the Minnesota Registration Statement with the Commissioner of Commerce on February 2, 2017. Although the Commissioner of Commerce does not have an approval right with respect to the Offer, the Commissioner of Commerce will review the Minnesota Registration Statement for the adequacy of disclosure and is empowered to suspend summarily the Offer in Minnesota within three (3) business days of the filing if the Commissioner of Commerce determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide adequate disclosure under the Takeover Disclosure Statutes. If this summary suspension occurs, the Commissioner of Commerce must hold a hearing within ten (10) calendar days of the summary suspension to determine whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner of Commerce takes action to suspend the effectiveness of the Offer, this action may have the effect of significantly delaying the Offer. In filing the Minnesota Registration Statement, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statutes are applicable, valid, enforceable or constitutional.

        Other State Takeover Laws.    Textron and Purchaser are not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Textron and Purchaser or any of their affiliates and Arctic Cat, Textron and Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Textron and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Textron and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. See Section 15—"Conditions of the Offer" of this Offer to Purchase.

        The foregoing discussion of certain provisions of the MBCA is not a complete description of the MBCA or of those provisions thereof and is qualified in its entirety by reference to the MBCA.

        Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder (the "HSR Act"), certain transactions may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have expired or been terminated. Although Textron does not expect these or any other regulatory authorities to raise any significant concerns in connection with their review of the transactions contemplated by the Merger Agreement, there can be no assurance that all applicable waiting periods described above will expire or be terminated, and, if they do expire or are terminated there can be no assurance as to the timing or the absence of any litigation challenging the transactions. The Notification and Report Form was filed on January 31, 2017. Accordingly, the required fifteen (15) day waiting period will expire at 11:59 P.M. New York City time on February 15, 2017.

        The acquisition of Shares pursuant to the Offer is subject to the German Act against Restraints on Competition, and may be consummated only if the acquisition is approved by the German Federal Cartel Office (the "FCO"), either by written approval or by expiration of a one-month review period, unless the FCO notifies Textron within the one-month review period of the initiation of an in-depth investigation. Textron filed a notification on January 30, 2017 with respect to the Offer. The one-month review period is scheduled to expire on February 28, 2017. If the FCO initiates an in-depth investigation, the review period is extended for an additional three (3) months, and the acquisition of

Shares under the Offer may not be consummated unless the acquisition is approved by the FCO, either by written approval or by expiration of the review period as so extended.

        Other than the filings described above, Textron is not aware of any mandatory regulatory filings to be made, approvals to be obtained or required waiting periods to expire in order to consummate the Offer or the other transactions contemplated by the Merger Agreement. If any such approval or action is needed, however, Textron may not be able to obtain it or any of the other necessary approvals. Even if Textron could obtain all necessary approvals, conditions may be placed on the Offer or the Merger, on the businesses of Textron or on those of Arctic Cat that could cause the parties to fail to consummate the transactions.

        At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division, the FTC, or others (including foreign governmental authorities with jurisdiction over the parties, states and private parties) could take action under the antitrust laws, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Arctic Cat or its subsidiaries or Textron or its subsidiaries. Although there is no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made regarding the result thereof, Textron does not expect any governmental authority, state or private party to take legal action under the antitrust laws.

17.   Fees and Expenses

        Textron has retained Alliance Advisors LLC as Information Agent in connection with the Offer. The Information Agent may contact the shareholders of Arctic Cat by mail, telephone and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Textron will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for certain out-of-pocket expenses. Textron has agreed to indemnify the Information Agent and related parties against certain liabilities and expenses in connection with the Offer. In addition, Textron and Purchaser have retained Wells Fargo Bank, N.A. as Depositary and Paying Agent in connection with the Offer. Textron will pay the Depositary and Paying Agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary and Paying Agent for certain out-of-pocket expenses, and will indemnify the Depositary and Paying Agent against certain liabilities and expenses in connection with the Offer.

        Except as set forth above, neither Textron nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Textron will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous

        Neither Textron nor Purchaser is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Textron or Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Textron and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Textron and Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, shareholders of Arctic Cat in that state. Textron, Textron Specialized Vehicles and Purchaser have filed with the SEC this Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Arctic Cat has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the Arctic Cat Board with respect to the Offer and the reasons for the recommendation of the Arctic Cat Board and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—"Certain Information Concerning Arctic Cat" and Section 9—"Certain Information Concerning Textron, Textron Specialized Vehicles and Purchaser" of this Offer to Purchase.

        None of Textron, Textron Specialized Vehicles or Purchaser has authorized any person to give any information or to make any representation on behalf of Textron or Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, shareholders should not rely on any such information or representation as having been authorized.

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Textron, Purchaser, Arctic Cat or any of their respective subsidiaries since the date as of which such information is furnished or the date of this Offer to Purchase.

ACES ACQUISITION CORP.

        February 2, 2017

 SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TEXTRON INC., TEXTRON SPECIALIZED VEHICLES INC. AND ACES ACQUISITION CORP.

TEXTRON INC.

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five (5) years of each of the members of the board of directors and each executive officer of Textron Inc. Unless otherwise noted, the current business address of each person identified below is 40 Westminster Street, Providence, Rhode Island 02903 and the current business phone number of each of these individuals is (401) 421-2800. Unless otherwise noted, each person identified below is a citizen of the United States of America.

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Kathleen M. Bader	Director	Retired	Director, Tyson Foods, Inc. (2011—2015)
R. Kerry Clark Citizen of the United States of America and Canada	Director	Retired	Director, General Mills, Inc. (2009—Present)
Director, Avnet, Inc. (2012—Present)
Director, Anthem, Inc. (2014—Present)
Director, Hauser Private Equity LLC (2013—Present)
Frank T. Connor	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer, Textron Inc.	Same as present employment (2009—Present)
James T. Conway	Director	Retired	Director, xG Technology, Inc. (2015—Present)
Scott C. Donnelly	Chairman of the Board, President and Chief Executive Officer	Chairman of the Board, President and Chief Executive Officer, Textron Inc.	Same as present employment (2009—Present)
Director, Medtronic plc. (2013—Present)
Ivor J. Evans	Director	Retired	Executive Chairman of the Board, Meritor, Inc. (2015—2016)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Chairman and Chief Executive Officer, Meritor, Inc. (2013—2015)
President, Meritor, Inc. (2013—2014)
Executive Chairman and Interim Chief Executive Officer and President, Meritor, Inc. (2013)
Director, Meritor, Inc. (2005—Present)
Operating Partner, HCI Equity Partners (formerly, Thayer -- Hidden Creek) (2005—2015)
Director, Cooper Industries (2003—2012)
Director, Roadrunner Transportation Systems, Inc. (2004—2014)
Director, Spirit AeroSystems Holdings, Inc. (2005—2015)
Lawrence K. Fish	Director	Retired	Chairman of the Board of Directors, Houghton Mifflin Harcourt (2010—Present)
Director, Tiffany & Co. (2008—Present)
Director, National Bank Holdings Corporation (2010—2015)
Paul E. Gagné Citizen of Canada	Director	Chairman of the Board, Wajax Corporation	Director, Wajax Corporation (1996—Present)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Director, CAE Inc. (2008—Present)
Director, Norbord Inc. (formerly, Ainsworth Lumber Co. Ltd.) (2011—Present)
Director, Inmet Mining Corporation (1996—2013)
Dain M. Hancock	Director	Retired	Not applicable
Cheryl H. Johnson	Executive Vice President, Human Resources	Executive Vice President, Human Resources, Textron Inc.	Director of Talent and Organizational Development, Bell Helicopter Textron Inc. (2011—2012)
Ralph D. Heath	Director	Retired	Executive Vice President, Aeronautics of Lockheed Martin Corporation (2005—2012)
E. Robert Lupone	Executive Vice President, General Counsel, Secretary and Chief Compliance	Executive Vice President, General Counsel, Secretary and Chief Compliance	General Counsel (Americas), Siemens AG (2008—2012)
	Officer	Officer, Textron Inc.	Senior Vice President and General Counsel, Siemens Corporation (US) (1999—2012)
Lord Powell of Bayswater KCMG Citizen of the United Kingdom of Great	Director	Retired	Director, LVMH Moët Hennessy-Louis Vuitton (1996—Present)
Britain and Northern Ireland			Director, Mandarin Oriental International Limited (1992—Present)
Director, Hong Kong Land Holdings Limited (2008—Present)
Director, Caterpillar Inc. (2001—2013)

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Director, Schindler Holding Ltd. (2003—2014)
Advisory Director, Northern Trust Corp. (2015—Present)
Lloyd G. Trotter	Director	Managing Partner, GenNx 360 Capital Partners	Same as present employment (2009—Present)
Director, PepsiCo, Inc. (2008—Present)
Director, Meritor, Inc. (2015—Present)
Member, Supervisory Board, Daimler A.G. (2009—2014)
James L. Ziemer	Director	Retired	Director, Thor Industries, Inc. (2010—Present)
Maria T. Zuber	Director	Vice President for Research and the E. A. Griswold Professor of Geophysics	Same as present employment (2012—Present)
		at the Massachusetts Institute of Technology	Member of Faculty of Department of Earth, Atmospheric and Planetary Sciences (1995—Present)
Member, National Science Board (2013—Present)
Chair, National Science Board (2016—Present)

 TEXTRON SPECIALIZED VEHICLES INC.

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five (5) years of each member of the board of directors and each executive officer of Textron Specialized Vehicles Inc. Unless otherwise noted, the current business address of each person identified below is 1451 Marvin Griffin Road, Augusta, Georgia 30906, and the current business phone number of each of these individuals is (706) 798-4311. Unless otherwise noted, each person identified below is a citizen of the United States of America.

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Kevin P. Holleran	Director, President and Chief Executive Officer	President and Chief Executive Officer, Industrial Segment, Textron Inc.	President and Chief Executive Officer, E-Z-GO Division of Textron Inc. (2007—2014)
Director, President and Chief Executive Officer, Textron Specialized Vehicles Inc.
Roderic Parson	Director and Chief Financial Officer	Director and Vice President—Finance, Textron Specialized Vehicles Inc.	Vice Present—Finance, Jacobsen Division of Textron Inc. (2012—2016)
Daniel B. Tidwell	Director and Secretary	Director and Vice President, General Counsel and Secretary, Textron Specialized Vehicles Inc.	General Counsel, E-Z-GO and Jacobsen Divisions of Textron Inc. (2013—2014)
Assistant General Counsel, Bell Helicopter Textron Inc. (2010—2013)

 ACES ACQUISITION CORP.

        The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employment for at least the past five (5) years of each member of the board of directors and each executive officer of Aces Acquisition Corp. Unless otherwise noted, the current business address of each person identified below is 1451 Marvin Griffin Road, Augusta, Georgia 30906, and the current business phone number of each of these individuals is (706) 798-4311. Unless otherwise noted, each person identified below is a citizen of the United States of America.

Name, Citizenship and Business Address (If Applicable)	Office	Present Principal Occupation or Employment	Material Positions Held During the Past Five (5) Years
Kevin P. Holleran	Director, Chief Executive Officer and President	President and Chief Executive Officer, Industrial Segment, Textron Inc.	President and Chief Executive Officer, E-Z-GO Division of Textron Inc. (2007—2014)
Director, President and Chief Executive Officer, Textron Specialized Vehicles Inc.
Roderic Parson	Director and Chief Financial Officer	Director and Vice President—Finance, Textron Specialized Vehicles Inc.	Vice President—Finance, Jacobsen Division of Textron Inc. (2012—2016)
Elizabeth C. Perkins 40 Westminster Street, Providence, Rhode Island 02903 (401) 457-2200	Vice President	Vice President and Deputy General Counsel, Textron Inc.	Same as present employment (2011—Present)
Daniel B. Tidwell	Director and Secretary	Director and Vice President, General Counsel and Secretary, Textron Specialized Vehicles Inc.	General Counsel, E-Z-GO and Jacobsen Divisions of Textron Inc. (2013—2014)
Assistant General Counsel, Bell Helicopter Textron Inc. (2010—2013)

        The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each shareholder of Arctic Cat or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail: By 5:00 p.m. NYC time on Expiration Date Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Facsimile Transmission: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)	By Hand or Overnight Courier:
By 5:00 p.m. NYC time on Expiration Date
Wells Fargo Bank, N.A.
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve,
Suite 101 Mendota Heights,
Minnesota 55120

        You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Textron's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Call Collect: (973) 873-7780
or
Call Toll-Free: (888) 991-1293
Email: reorg@allianceadvisorsllc.com

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IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF TEXTRON INC., TEXTRON SPECIALIZED VEHICLES INC. AND ACES ACQUISITION CORP. TEXTRON INC.
TEXTRON SPECIALIZED VEHICLES INC.
ACES ACQUISITION CORP.
The Depositary for the Offer is
Wells Fargo Bank, N.A.
The Information Agent for the Offer is